UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                    )

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☒	Preliminary Proxy Statement
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LEAF GROUP LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION DATED MARCH 25, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], [•], 2019

To the Stockholders of Leaf Group Ltd.:

We will hold the 2019 annual meeting of stockholders (the “annual meeting”) of Leaf Group Ltd. (“Leaf Group,” “we,” “us” or “our”) at [•], on [•], [•], 2019, at [•]. We will consider and act on the following items of business at the annual meeting:

1.                                      Election of each of Sean Moriarty, James Quandt and Beverly K. Carmichael as a director to serve for a three-year term expiring at the 2022 annual meeting of stockholders and when such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

2.                                      Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3.                                      Non-binding advisory vote to approve executive compensation (“say-on-pay vote”).

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the three director nominees named in this proxy statement, a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and a vote “FOR” the non-binding advisory say-on-pay vote.

Only stockholders of record at the close of business on [•], 2019 are entitled to receive notice of, to attend, and to vote at the annual meeting, including any adjournments or postponements thereof. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting and at the executive offices of Leaf Group during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote by completing and mailing the WHITE proxy card enclosed with this proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the WHITE proxy card.

Osmium Partners, LLC (“Osmium Partners”) has nominated three individuals for election as directors at the annual meeting in opposition of the nominees recommended by our Board of Directors. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU DO NOT SIGN ANY PROXY CARDS SENT TO YOU BY OSMIUM PARTNERS. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY OSMIUM PARTNERS, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, OR, IF YOUR SHARES ARE HELD IN STREET NAME, BY INSTUCTING YOUR BROKER TO VOTE YOUR SHARES FOR THE WHITE PROXY CARD.

If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the notice provided by that entity to determine whether and how you will be able to submit your proxy. Submitting a proxy over the Internet, by telephone or by mailing a WHITE proxy card will ensure that your shares are represented at the annual meeting. Any stockholder attending the annual meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the annual meeting. Even if you plan to attend the annual meeting, we recommend that you vote your shares on the WHITE proxy card in advance to ensure that your shares will be represented. If you have any questions about the annual meeting or how to vote your shares, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the annual meeting. Stockholders may call toll free at (888) 750-5834.  Banks and brokers may call collect at (212) 750-5833.

Thank you for your ongoing support of Leaf Group.

By Order of the Board of Directors,

Sean Moriarty Chief Executive Officer

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

i

ii

LEAF GROUP LTD.

1655 26th Street

Santa Monica, California 90404

PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying WHITE proxy card are furnished on behalf of the board of directors (the “Board”) of Leaf Group Ltd., a Delaware corporation (“Leaf Group,” “we,” “us,” “our” or the “Company”), for use at our 2019 annual meeting of stockholders to be held on [•], [•], 2019, at [•], at [•], or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

This proxy statement and the accompanying WHITE proxy card are expected to be first mailed to stockholders on or about [•], 2019. Our 2019 Annual Report to stockholders is being mailed together with this proxy statement to all stockholders entitled to vote at the annual meeting.

INFORMATION CONCERNING VOTING AND SOLICITATION

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on [•], 2019. You are entitled to one vote for each share of common stock held by you on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. If you hold your shares of common stock as a record holder, you may vote your shares by completing, dating and signing the WHITE proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the WHITE proxy card. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone.

YOUR VOTE IS VERY IMPORTANT. We recommend that you return your WHITE proxy card or cast your vote pursuant to the instructions for Internet or telephone voting set forth on the WHITE proxy card even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on your WHITE proxy card, your shares will be voted “FOR” the election of each of the three director nominees named in this proxy statement; “FOR” ratification of the appointment of the independent registered public accounting firm; and “FOR” the non-binding advisory say-on-pay vote. The WHITE proxy card gives each of Sean Moriarty, Jantoon Reigersman and Adam Wergeles discretionary authority to vote your shares in accordance with his best judgment with respect to any and all additional matters that might come before the annual meeting, including any proposals that may be initiated by Osmium Partners, LLC (“Osmium Partners”).

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•                   delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•                   signing and delivering a new WHITE proxy card, relating to the same shares and bearing a later date than the original proxy card;

•                   submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions will be followed) in accordance with the instructions on the WHITE proxy card; or

•                   attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

In addition, you may receive proxy solicitation materials, including an opposition proxy statement and proxy card, from Osmium Partners.  Our Board recommends that you do not sign or otherwise vote using any proxy card sent to you by Osmium Partners. To vote in accordance with the recommendation of our Board, stockholders must use the WHITE proxy card or attend the annual meeting and vote in person.  Please note that it will NOT help elect the Board’s nominees if you sign and return a proxy card sent by Osmium Partners, even if you withhold (or abstain from voting) on Osmium Partners’ director nominees. Doing so will revoke any previous vote you may have cast on our WHITE proxy card. The only way to support the Board’s nominees is to vote “FOR” the Board’s nominees using our WHITE proxy card and to disregard, and not return, any other color proxy card you receive. If you have previously voted using the proxy card sent to you by Osmium Partners, you have the right to change your vote by revoking your proxy as set forth above.  Only the latest dated proxy you submit will be counted.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker, bank or other nominee, authorizing you to vote your shares held by them on your behalf at the annual meeting.

Who Can Attend the Meeting

All stockholders may attend the annual meeting. You should be prepared to present valid photo identification, such as a driver’s license or passport. Additionally, if you hold shares through a broker, bank, trustee or nominee, you should bring proof of beneficial ownership as of [•], 2019, such as (i) your most recent account statement reflecting your stock ownership as of [•], 2019; (ii) a copy of the voting instruction card provided by your banker, bank, trustee or nominee; or (iii) similar evidence of ownership.

Quorum and Votes Required

At the close of business on [•], 2019, [•] shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by brokers, banks or other nominees but not voted due to the failure of the beneficial owners of those shares to provide voting instructions.

Quorum.  A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. Because Osmium Partners has announced its intention to solicit proxies in opposition to our director nominees, we expect there to be a “contest” with respect to election of directors at the annual meeting within the meaning of the rules of the NYSE. In the event of a contest, the rules of the NYSE provide that to the extent banks, brokers and other nominees provide Osmium Partners’s proxy materials to beneficial owners, they may not exercise discretionary voting authority on behalf of such beneficial owners on any matters to be presented at the annual meeting, including “routine matters” such as Item 2 (ratifying the appointment of our independent registered public accounting firm). As a result, shares held by such banks, brokers or other nominees for which no instructions have been provided cannot be included in the number of shares present and entitled to vote at the annual meeting for the purposes of establishing a quorum. If you are a beneficial owner of shares held in “street name”, we urge you to provide voting instructions to the organization that holds your shares by using the voting instruction form that organization has provided so that your shares can be counted as present and voted. If there is no quorum, either the chairperson of the annual meeting or a majority in voting power of the stockholders entitled to vote at the annual meeting, present in person or represented by proxy, may adjourn the annual meeting to another time or place.

Broker Non-Votes.  Brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters that the New York Stock Exchange (“NYSE”) determines to be “non-routine.” If your broker, bank or other nominee holds your common stock in “street name,” your broker, bank or other nominee will only vote your shares on “non-routine” proposals if you provide specific instructions on how to vote by filling out the WHITE proxy card voter instruction form sent to you by your broker. If Osmium Partners provides opposition proxy materials to your broker to forward to you on its behalf, your broker will not have discretionary authority to vote your shares on any of the matters to be presented at the annual meeting.  Therefore, if you hold your shares in “street name” through a broker, bank or other nominee, absent voting instructions from you, your shares will not be counted as voting and will have no effect on those proposals requiring approval by a plurality or majority of the votes cast.  On the other hand, in the absence of Osmium Partners providing opposition proxy materials to your broker to forward to you on its behalf, Item 2 (ratifying the appointment of our independent registered public accounting firm) will be considered a “routine” matter for which your broker does not need your voting instruction in order to vote your shares.   The other items are considered “non-routine” matters, and without your instruction, your broker, bank or other nominee cannot vote your shares on Item 1 (election of directors) or Item 3 (say-on-pay vote).

Election of Directors.  Our bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast is sufficient to elect a director, which means the three nominees receiving the highest number of “for” votes will be elected. Shares voting “withheld” have no effect on the outcome of this matter. Brokers, banks and other nominees are not empowered to vote on the election of directors without instruction from the beneficial owner of the shares, and thus there will likely be broker non-votes on this proposal. Broker non-votes will have no effect in determining which nominee receives a plurality of the votes cast.

Ratification of Independent Registered Public Accounting Firm.  At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or by proxy and entitled to vote thereon is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm; thus, broker non-votes are generally not expected to occur with respect to this matter. Broker non-votes that do occur are not considered to be shares present and entitled to vote on this proposal, and thus will have no effect on the outcome of this matter. As noted above, if Osmium Partners provides opposition proxy materials to your broker to forward to you on its behalf, then this Item 2 (ratifying the appointment of our independent registered public accounting firm) will not be considered a “routine” matter and your broker does need your voting instruction in order to vote your shares.  Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal.

Advisory Say-on-Pay Vote.  At an annual meeting in which a quorum is present, the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or by proxy and entitled to vote thereon is required for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. This is a non-routine proposal on which a broker, bank or other nominee does not have discretion to vote any uninstructed shares. Broker non-votes are not considered to be shares present and entitled to vote on this proposal, and thus will have no effect on the outcome of this matter. Abstentions are considered to be shares present and entitled to vote on this proposal, and thus will have the same effect as voting against this proposal. The say-on-pay vote is only advisory, and therefore not binding on the Company, the compensation committee or our Board. Although non-binding, the vote will provide information to our compensation committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation in the future.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. Further, we may reimburse brokers, banks and other nominees that hold shares of our common stock on behalf of beneficial owners for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners of our common stock.

We have retained Innisfree M&A Incorporated to aid in soliciting proxies and advise on certain matters relating to the annual meeting for a fee estimated not to exceed $[•] plus reasonable out-of-pocket expenses. Innisfree M&A Incorporated has informed us that approximately [•] of its employees will assist in the solicitation. Proxies may be solicited on our behalf by telephone or through other means by our directors, officers and other employees who will receive no additional compensation therefor. Annex A to this proxy statement sets forth information relating to our directors, nominees, executive officers and employees who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission (the “SEC”). As a result of the proxy solicitation by Osmium Partners and the matters being considered at the annual  meeting, Leaf Group will incur additional costs related to the mailing and printing of proxy materials, telephone solicitation, data processing and tabulation costs, and other related expenses of approximately $[•] in the aggregate. Leaf Group will also incur significant additional expenses related to the solicitation (in excess of those normally spent for an annual meeting), which are expected to be approximately $[•] in the aggregate. These additional expenses include the fee payable to our proxy solicitor and the fees of outside counsel and financial and other advisors advising Leaf Group in connection with a contested solicitation of proxies (and exclude salaries and wages of our officers and regular employees and any potential litigation costs in connection with the annual meeting). To date, we have incurred approximately $[•] of these solicitation costs.

Assistance

If you need assistance in voting or completing your WHITE proxy card or have questions regarding the annual meeting, please contact Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022. Stockholders may call toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts are forward-looking statements. These statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2018, as such disclosure may be updated in our quarterly reports on Form 10-Q and our current reports on Form 8-K.

Background of the Solicitation

The following timeline is provided to help stockholders understand the discussions that have been held between the Company and Osmium Partners regarding the Company’s business and potential candidates to join our Board, and our efforts to negotiate a resolution to the potential proxy contest.  These discussions between the Company and Osmium Partners ended without agreement, and Osmium Partners has nominated three directors to serve in place of the three directors who are recommended by our Board for election.  The Board does not endorse the Osmium Partners nominees and unanimously recommends you use the WHITE proxy card to vote FOR the election of each of the three nominees proposed by the Board. The Board also recommends that you do not sign or return any proxy cards sent to you from Osmium Partners.

In June 2015, Osmium Partners and certain of its affiliates filed a Schedule 13G with the SEC reporting passive beneficial ownership of 6.6% of the Company’s outstanding common stock.  Members of the Company’s management team had regular meetings, conference calls and email correspondence with representatives of Osmium Partners, including John Lewis, Managing Partner and Chief Investment Officer of Osmium Partners, consistent with the Company’s commitment to engaging with its stockholders.  These discussions covered a broad range of topics, including the Company’s business, financial performance and strategy for the future.

Following Fredric Harman’s resignation from the Board on January 11, 2018, the Board discussed refreshing the Board’s composition by adding new members.  In that regard, the Board charged our nominating and corporate governance committee (the “Nominating Committee”) with undertaking the process of determining the qualifications and skill set desired for such new members and identifying new candidates for the Board who possessed these qualifications.  As discussed in “Corporate Governance – Board Committees – Nominating and Corporate Governance Committee,” when recommending persons for appointment to the Board, the Nominating Committee considers such factors as the individual’s personal and professional integrity, ethics and values; experience in corporate management; experience in the Company’s industry; experience as a board member of other publicly held companies; academic expertise in an area of the Company’s operations; and practical and thoughtful business judgment.  In addition, the Nominating Committee considers diversity of relevant experience, expertise and background and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin, in identifying new directors.  As part of this approach, our Nominating Committee focused on reviewing the skill sets and qualifications of our then-existing directors and adding directors who would bring new perspectives and broader expertise to the Board.  The Nominating Committee actively seeks to identify candidates who would strengthen our Board’s ability to fulfill its fiduciary duties to stockholders, offer practical business advice and strategic guidance to management and help the Company drive long-term stockholder value.  The Nominating Committee decided not to hire an outside firm to assist with this search, but instead focused its search on candidates with whom our directors have personal or professional experience.  The Nominating Committee believes having personal knowledge of or exposure to a potential candidate is important in understanding the potential candidate’s skill set and qualifications and how they would interact on the Board.  After discussions concerning the existing composition of the Board, the consensus of the Nominating Committee and the Board was that the Board should identify potential new Board candidates with operational expertise and experience in e-commerce.  Throughout 2018, the Nominating Committee focused on identifying new Board members who possessed these skills and qualifications and with whom our directors have personal and professional experience.

On July 25, 2018, after considered deliberation by our Nominating Committee and our Board, the Company announced the appointment of Beverly K. Carmichael, Executive Vice President and Chief People, Culture, and Resource Officer of Red Robin Gourmet Burgers, Inc., to our Board to fill the vacancy created by Mr. Harman’s resignation.  After careful consideration, the Nominating Committee concluded that Ms. Carmichael’s over 25 years of experience in human resources and employment law in both operational and legal roles provided the skill set and qualifications sought by the Nominating Committee and the Board.

On August 2, 2018 and August 3, 2018, following the Company’s second quarter investor conference call, at the request of Osmium Partners, the Company’s Chief Executive Officer, Sean Moriarty, and the Company’s Chief Financial Officer, Jantoon Reigersman, had discussions with Mr. Lewis.  During these discussions, Mr. Lewis expressed Osmium Partners’ views regarding certain issues related to the Company’s business, strategies and financial performance.

Following these discussions, members of the Company’s management had at least three conference calls with Mr. Lewis, which occurred on September 14, 2018, November 7, 2018 and November 15, 2018.  These discussions covered a broad range of topics concerning the Company’s business, strategies and financial performance.  The Board received periodic updates regarding these discussions.

On November 5, 2018, Victor Parker resigned from the Board.  Following Mr. Parker’s resignation, the Board discussed adding a new director to replace Mr. Parker, consistent with the process described above.

On November 29, 2018, Mitchell Stern, an independent director on the Board, had a discussion with  Mr. Lewis.  During the meeting, the parties discussed, among other topics, Osmium Partners’ views on the Company and its strategies.

During the meeting, Mr. Lewis expressed Osmium Partners’ views that the Board should explore a sale of the Company either as a single entity or by conducting separate sales of its two business segments.  Mr. Lewis indicated that these views were due to Osmium Partners’s belief that there were various factors limiting the Company’s growth and value to stockholders, including the illiquidity of the Company’s common shares, the Company’s use of stock based compensation and the amount of the Company’s corporate expenses.  Mr. Stern responded that he would inform the Board of their conversation and Osmium Partners’ views.

On December 4, 2018, Mr. Lewis sent an email to Mr. Moriarty expressing Osmium Partners’ disappointment with the Company’s financial performance and strategies and requested a call with the Company to discuss these matters.

On December 6, 2018, Mr. Moriarty and Mr. Reigersman had a discussion with Mr. Lewis regarding the topics contained in Mr. Lewis’ December 4, 2018 email.  Following this discussion, Mr. Lewis requested to meet with the Board.  Additionally, during the remainder of December 2018, Mr. Lewis sent several emails to Mr. Moriarty expressing Osmium Partners’ views on the Company and, among other things, its strategic plans.

On December 20, 2018, three independent directors on the Board (James Quandt, Brian Regan and Mr. Stern), Mr. Moriarty and Mr. Reigersman had a discussion with representatives of Osmium Partners, including Mr. Lewis, about Osmium Partners’ views on the Company and its strategies.  During this discussion, Mr. Lewis indicated that he was considering whether to escalate Osmium Partners’ concerns about the Company by converting Osmium Partners to a Schedule 13D filer and communicating with other Company stockholders.

On December 28, 2018, Mr. Lewis sent an email to Mr. Moriarty expressing Osmium Partners’ views regarding the Company, its financial performance and strategies and advocating for a sale of the Company.

In January 2019, the Company reviewed its recent discussions with Osmium Partners with GCA Advisors, LLC (“GCA”), an investment banking firm with whom the Company has a long-standing relationship.  The Board considered GCA a financial advisor that could assist and advise the Company in connection with its discussions with Osmium Partners given, among other things, GCA’s qualifications, experience and reputation, knowledge of and involvement in the Company’s industry and familiarity with the Company and its business.  In view of these considerations, the Company formally engaged GCA in February 2019.

During January 2019, representatives of GCA had discussions with representatives of Osmium Partners, including Mr. Lewis.  These discussions covered a board range of topics, including the Company’s financial performance and strategies, and other topics raised in Mr. Lewis’ emails, including Osmium Partners’ belief that the Board should explore a sale of the Company either as a single entity or by conducting separate sales for its two business segments.  During these discussions, Mr. Lewis also indicated that Osmium Partners believed that change in the composition of the Board was needed and that Osmium Partners intended to nominate director candidates for election at the 2019 annual meeting.

On January 29, 2019, after considered deliberation by our Nominating Committee and our Board, the Company announced the appointment of Deborah Benton to our Board to fill the vacancy created by Mr. Parker’s resignation.  After careful consideration, the Nominating Committee concluded that Ms. Benton’s over 15 years of consulting and operational experience with a strong focus on e-commerce and consumer-facing businesses provided the skill set and qualifications sought by the Nominating Committee and the Board.  In particular, the Nominating Committee and the Board considered Ms. Benton’s experience in senior level operating roles at such companies as Nasty Gal, a women’s fashion retailer, ShoeDazzle, an online women’s fashion footwear company and Teleflora, a provider of consumer and florist products and services, as well as Ms. Benton’s experience as a director of The Bouqs Company, a cut-to-order, farm-to-table flower retailer, among other companies.

On February 4, 2019, Osmium Partners and certain of its affiliates converted from passive investor status by filing a Schedule 13D with the SEC reporting beneficial ownership of 7.8% of the Company’s outstanding common stock.  In its Schedule 13D, Osmium Partners disclosed that it may engage in communications with Company stockholders and the Company’s directors and officers regarding the Company, including its operations, an extraordinary transaction involving the Company and other changes in the Board and management of the Company.

On February 14, 2019, the Board held a meeting, together with members of management and advisors, to discuss Osmium Partners’ demands expressed in prior meetings and correspondence that the Company publicly announce a review of strategic alternatives, the composition of the Board and various corporate governance matters.

On February 25, 2019, representatives of GCA met in-person with representatives of Osmium Partners, including Mr. Lewis.  This meeting covered a broad range of topics, including composition of the Board and other topics raised in Mr. Lewis’ emails and previous discussions with the Company.  During this meeting, Mr. Lewis showed the representatives of GCA a draft of a letter that he indicated he would publicly send to the Board.  Mr. Lewis also stated during the meeting that Osmium Partners had director candidates that it intended to nominate for election at the 2019 annual meeting.

On February 27, 2019, Mr. Lewis sent an email to a representative of GCA containing commentary on the Company’s financial performance and stating, “I think we are headed to a very serious public battle and debate with fellow shareowners on the best path forward to create sustainable shareholder value.”

On February 28, 2019, representatives of GCA had a discussion with representatives of Osmium Partners, including Mr. Lewis.  During this discussion, Mr. Lewis proposed that the Company expand the size of the Board and appoint two of Osmium Partners’ four designees to the Board, one of whom would become chairman of the Board.  Mr. Lewis also requested that the Board publicly initiate a strategic review process.  Later that day, at the direction of the Company, representatives of GCA informed Mr. Lewis that the Company would not accept Osmium Partners’ proposal, but that the Company was willing to continue to engage in potential settlement discussions.

On March 4, 2019, Osmium Partners and certain of its affiliates filed an amendment to their Schedule 13D with the SEC reporting beneficial ownership of 7.8% of the Company’s outstanding common stock and disclosing a letter from Osmium Partners to the Board, in which Osmium Partners demanded that the Company explore an immediate sale of both its Media and Marketplaces segments.

On March 5, 2019, the Company issued a press release stating that the Board would carefully review and assess Osmium Partners’ March 4, 2019 letter and was happy to continue the dialogue with Mr. Lewis to ensure that Osmium Partners’ views receive due consideration along with the perspectives of the Company’s other investors.

On March 7, 2019, the Board held a meeting, together with members of management and advisors, to discuss Osmium Partners’ March 4, 2019 letter.  At this meeting, the Board also discussed the possibility that Osmium Partners was likely to nominate its director candidates before the Company’s March 14, 2019 nomination deadline.  The Board also discussed the timeline for the Company’s 2019 annual meeting and potential proxy contest and the expenses and distractions related thereto.

On March 12, 2019, Osmium Partners sent the Company a notice of intent to nominate the following three candidates for election as directors at the Company’s 2019 annual meeting:  David D. Cathcart, Vladimir S. Jacimovic and Michael J. McConnell.

On March 13, 2019, Osmium Partners and certain of its affiliates filed an amendment to their Schedule 13D with the SEC reporting beneficial ownership of 7.7% of the Company’s outstanding common stock and disclosing Osmium Partners’ March 12, 2019 nomination letter.

Later on March 13, 2019, the Company issued a press release stating that the Board and Nominating Committee would closely review Osmium Partners’ proposed nominees in accordance with its established process for considering new members for the Board.

On March 15, 2019, the Board held a meeting, together with members of management and advisors, to discuss Osmium Partners’ nominations and further discuss Osmium Partners’ demands and potential next steps.

On March 19, 2019, representatives of GCA had a discussion with representatives of Osmium Partners, including Mr. Lewis.  During this discussion, Mr. Lewis proposed another person that could be added to the Board in connection with a potential settlement between Osmium Partners and the Company.

On March 25, 2019, the Company filed with the SEC a preliminary proxy statement with respect to the 2019 annual meeting.

ITEM 1

ELECTION OF DIRECTORS

Board Structure

Our Amended and Restated Bylaws, or bylaws, provided for our Board to initially be comprised of nine (9) directors and, thereafter, our bylaws permit our Board to fix the authorized number of directors by resolution of the Board. Our Board currently consists of nine (9) members who are divided into three classes with staggered three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his or her earlier death or resignation. At each annual meeting, the term of one class of directors expires. The class of directors with a term expiring at this annual meeting consists of three directors.

Director Nominees

Based upon the recommendation of our nominating and corporate governance committee, our Board has nominated Sean Moriarty, James Quandt and Beverly K. Carmichael for election as directors to the Board. Messrs. Moriarty and Quandt and Ms. Carmichael each currently serve on our Board. Biographical information on each of the nominees is furnished below. If elected, each director nominee named in this proxy statement would serve in office until the expiration of such director’s three-year term at the close of our 2022 annual meeting and until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or removal.

Information Regarding the Board of Directors and Director Nominees

Set forth below is information as of the record date regarding each member of our Board, including each director nominee named in this proxy statement. There are no family relationships among any of our directors or executive officers. See “Corporate Governance” and “Director Compensation” below for additional information regarding the Board.

Name	Age	Position	Director Since	Term Expires
Sean Moriarty	48	Director, Chief Executive Officer	2014	2019
James Quandt(2)	69	Non-Executive Chairman of the Board	2008	2019
Beverly K. Carmichael	60	Director	2018	2019
John Hawkins(3)	58	Director	2006	2020
Brian Regan(1)(3)	47	Director	2015	2020
Jennifer Schulz(2)(3)	47	Director	2016	2020
John Pleasants(1)	53	Director	2016	2021
Mitchell Stern(1)(2)	64	Director	2016	2021
Deborah Benton	51	Director	2019	2021

(1)                                 Member of the compensation committee.

(2)                                 Member of the audit committee.

(3)                                 Member of the nominating and corporate governance committee.

Annex A sets forth information relating to our directors, nominees for directors named in this proxy statement and certain of our officers and employees who are considered “participants” in our solicitation under SEC rules by reason of their position as directors of Leaf Group, as nominees for directors or because they may be soliciting proxies on our behalf.

Leaf Group Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

Sean Moriarty has served as our Chief Executive Officer and as a member of our Board since August 2014. Mr. Moriarty previously served as the Chief Executive Officer of Saatchi Online, Inc., which operates Saatchi Art, an online art gallery, from August 2013 to August 2014, when Leaf Group acquired it. From August 2009 to June 2012, Mr. Moriarty was an Entrepreneur in Residence at Mayfield Fund, a venture capital firm. From January 2007 to March 2009, Mr. Moriarty was President and Chief Executive Officer of Ticketmaster, a live entertainment ticketing and marketing company, and he held positions of increasing responsibility at Ticketmaster from 2000 to 2006, including EVP, Technology and Chief Operating Officer. He began his executive experience as EVP, Technology at Citysearch, an online city guide. Mr. Moriarty served on the Ticketmaster board of directors from August 2008 to March 2009. He currently sits on the board of directors of Eventbrite, a publicly traded company that has built a powerful, broad technology platform to enable creators to solve challenges associated with creating live events, and several private companies, including TuneIn. Mr. Moriarty is actively involved in non-profit work with CoachArt, and previously served on the board of directors of the Pat Tillman Foundation. Mr. Moriarty received his bachelor’s degree from the University of South Carolina and attended graduate school at Boston University and the University of South Carolina. As our Chief Executive Officer, Mr. Moriarty’s in-depth knowledge of the Company and its industries, operations and business provides valuable insights to our Board. In addition, we believe that Mr. Moriarty’s significant management and industry experience, as well as his experience gained from serving on the boards of numerous companies, makes him an important contributor to our Board.

James Quandt has served on our Board since 2008 and is currently the non-executive Chairman of the Board and a member of our audit committee. Since February 2018, Mr. Quandt has served as the Managing Partner of Quandt California Holdings, Inc., a company that Mr. Quandt formed to develop large, luxury, multi-family developments. Prior to the formation of Quandt California Holdings in February 2018, Mr. Quandt was the co-founder of Thomas James Capital, Inc., a private equity firm. Mr. Quandt has over three decades of senior management experience, including serving as President of Standard and Poor’s Corporation, a provider of independent credit risk research and benchmarks; Chairman of Bridge Financial Information; and President of Security Pacific Brokerage, Inc. Mr. Quandt currently serves as the Chairman of the Board of Nutravail, Inc. He previously served on the board of Rightside Group, Ltd., a then-publicly traded domain name services company, from August 2014 until it was acquired by Donuts Inc. in July 2017. He also previously served on the boards of Intermix Media, Inc., an Internet marketing company that owned MySpace, Inc.; The Brain Corporation; Blue Label Interactive, Inc.; and Digital Orchid Incorporated. Mr. Quandt is a former member of the New York Stock Exchange and the Board of Trustees of Saint Mary’s College of California. Mr. Quandt participated in the Managerial Policy Institute at the University of Southern California’s Marshall School of Business, and he received a B.S. in Business Administration from Saint Mary’s College. Mr. Quandt’s mix of executive leadership and financial expertise provides our Board and its audit and compensation committees with valuable insight and guidance. Mr. Quandt brings a seasoned and strategic perspective to our Board, rooted in his experience as a board member of various public and private companies in the Internet and technology sectors, as well as his experience as a former member of the New York Stock Exchange.

Beverly K. Carmichael has served on our Board since July 2018. Since December 2017, Ms. Carmichael has served as the Executive Vice President and Chief People, Culture, and Resource Officer of Red Robin Gourmet Burgers, Inc. Ms. Carmichael previously served as Senior Vice President and Chief People Officer of Cracker Barrel Old Country Store from January 2014 to December 2017. Prior to that, she was Founder and Chief Executive Officer of Star HR, LLC from April 2010 to April 2014 where she provided customized HR solutions to small businesses and start-up companies. Ms. Carmichael also served as an Adjunct Professor/Advisor at the Michael F. Price College of Business from 2010 through 2013. She served as Executive Vice President, Chief People Officer at Ticketmaster from August 2006 to August 2009. Prior to joining Ticketmaster, she was Vice President of HR – Talent Acquisition, Learning and Organizational Development at Rockwell Collins from 2005 to 2006.  Prior to her time with Rockwell Collins, Ms. Carmichael spent 10 years at Southwest Airlines Co. in various roles including Senior Vice President, Labor and Employee Relations; Vice President, People (Human Resources); and Chief Counsel, Labor and Employment. She also spent four years as a litigation and employment law attorney at the law firm of Manatt Phelps & Phillips.  Ms. Carmichael earned both a J.D. and a B.B.A. from the University of Oklahoma. Ms. Carmichael provides the Board with over 25 years of experience in human resources and employment law in both operational and legal roles.

Directors Continuing in Office until the 2020 Annual Meeting of Stockholders

John Hawkins has served on our Board since 2006 and is currently a member of our nominating and corporate governance committee. Since 1995, Mr. Hawkins has served as Managing Partner and co-founder of Generation Partners, a private equity firm that provides capital to companies in the business and information services, media and communications, and healthcare services industries through growth equity and buyout investments. Prior to founding Generation Partners, Mr. Hawkins was a General Partner at Burr, Egan, Deleage & Co., a venture capital firm that he joined in 1987. Prior to that, Mr. Hawkins was an investment banker at Alex. Brown & Sons. Mr. Hawkins currently serves on the board of Captivate Network, a digital media company, and he has served on the boards of more than 20 companies, including Agility Recovery Solutions, Inc., HotJobs.com, Ltd., iCrossing, Inc., P-Com, Inc., the Platform for Media, Inc., High End Systems, Inc., Zirmed and ShopWiki Corporation, where he also served as Chairman. Mr. Hawkins is also a member of the Angeleno Chapter of the World Presidents’ Organization. Mr. Hawkins holds an M.B.A. from Harvard Business School and a B.A. in English from Harvard College. Mr. Hawkins was originally nominated to serve on our Board pursuant to our Third Amended and Restated Stockholders’ Agreement. Mr. Hawkins has nearly 30 years of investment banking and private equity investing experience, combined with a strong track record investing in technology, media and business services companies. He brings extensive business and strategic expertise, as well as experience serving on numerous public and private boards, to our Board and its committees.

Brian Regan has served on our Board since February 2015 and is currently the chairperson of our nominating and corporate governance and compensation committees. Since November 2015, Mr. Regan has served as Managing Director and Chief Financial Officer of Spectrum Equity Management, a growth equity firm investing in companies operating in the information economy. Prior to joining Spectrum, Mr. Regan served as Senior Vice President and Chief Financial Officer of Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, from August 2012 to November 2015. Prior to joining Shutterfly, Mr. Regan served as Chief Financial Officer of Wize Commerce/Nextag, a global digital marketing and e-commerce company, from

July 2010 to August 2012, and as EVP and Chief Financial Officer of Ticketmaster Entertainment, a live entertainment ticketing and artist management company, from June 2008 to July 2010. Mr. Regan has also held finance leadership positions at Expedia, Inc. and LendingTree. Mr. Regan began his career at PricewaterhouseCoopers and he holds a B.S. in Business Administration and Accounting from Bucknell University. Mr. Regan has more than 20 years of finance experience at several Internet-based companies. We believe that his extensive financial and accounting experience with public and private companies, combined with his broad experience with Internet-based companies, makes him a valuable contributor and resource to our Board and its committees.

Jennifer Schulz has served on our Board since November 2016 and is currently a member of our audit committee and nominating and corporate governance committee. Since November 2013, Ms. Schulz has served as Group President, Vertical Markets for Experian North America, a division of Experian plc, a global information services company, where she is responsible for overseeing the Automotive, Health and Marketing Services businesses in North America. From May 2010 to September 2013, Ms. Schulz was the Senior Vice President of global product strategy, innovations and eCommerce for Visa Inc., a global payments and technology company. From 2008 to 2010, Ms. Schulz worked at Verifi, Inc., a SaaS-based electronic payment solutions company, first serving as Chief Operating Officer and then Chief Executive Officer, and from 2003 to 2008, Ms. Schulz held various operational and leadership positions at Visa. Ms. Schulz received an M.B.A. from the University of Michigan’s Ross School of Business and a B.A. from the University of Wisconsin. Ms. Schulz has over 15 years of experience in the e-commerce, digital marketing and payments industries, serving in executive and operational leadership roles over that span. Ms. Schulz’s extensive industry knowledge, business expertise and leadership skills serve as a key resource to our Board.

Directors Continuing in Office until the 2021 Annual Meeting of Stockholders

John Pleasants has served on our Board since November 2016 and is currently a member of our compensation committee. Since August 2016, Mr. Pleasants has served as the Chief Executive Officer of Brava Home Inc., an Internet of things and domestic home automation technology company. From May 2014 to July 2016, Mr. Pleasants was the Executive Vice President of Media Solutions for Samsung Electronics Co., Ltd., a multinational consumer electronics company. From August 2010 to December 2013, Mr. Pleasants was Co-President of Disney Interactive Media Group, a company that oversees various websites and interactive media properties owned by The Walt Disney Company, and he was Chief Executive Officer of Playdom, Inc., a social gaming company, from July 2009 to August 2010, when it was acquired by The Walt Disney Company. From 2008 to 2009, Mr. Pleasants was President of Global Publishing and Chief Operating Officer of Electronic Arts Inc., a leading video game publisher, and from 2005 to 2007, Mr. Pleasants was Chief Executive Officer of Revolution Health Group LLC, a consumer driven healthcare startup. From 1999 to 2005, Mr. Pleasants held various executive and operational leadership roles at Ticketmaster, Inc. and its parent company, Interactive Corp., including Chief Executive Officer of Ticketmaster from 2000 to 2005, where he oversaw leading online digital media properties including Match.com, Evite.com, Citysearch.com and ReserveAmerica.com. Mr. Pleasants currently serves on the board of directors of Brava Home Inc. and M&M Media, Inc. and he has previously served on the boards of numerous public and private companies, including Expedia Inc., Ticketmaster Entertainment, LLC, Saatchi Online, Inc., Playdom, Active.com and Peloton Interactive, Inc. Mr. Pleasants received an M.B.A. from Harvard Business School and a B.A. from Yale University. With more than 20 years of experience as a digital media and technology executive and having held executive and operational leadership roles in both public and private companies, Mr. Pleasants brings extensive business and industry knowledge, as well as strong entrepreneurial and leadership skills, to the Board. In addition, Mr. Pleasants provides the Board with strong corporate governance skills and a valuable strategic perspective gained from serving on the boards of numerous public and private companies, primarily in the media and technology sectors.

Mitchell Stern has served on our Board since February 2016 and is currently the chairperson of our audit committee and a member of our compensation committee. Mr. Stern has over 25 years of experience with media companies, serving in both financial and lead operational roles over that span. Mr. Stern served as the Chief Executive Officer of Freedom Communications, Inc., a media company that operated newspapers, web properties and other specialty publications, from July 2010 to July 2012, and as the President and Chief Executive Officer of DIRECTV Holdings LLC, a direct broadcast satellite service provider and broadcaster in the United States, from December 2003 to March 2005. Prior to joining DIRECTV, Mr. Stern was Chairman and Chief Executive Officer of Fox Television Stations, Inc. and Twentieth Television from 1998 to 2003 and President and Chief Operating Officer of the Fox Television Stations from 1993 to 1998. Mr. Stern has previously served on the boards of Triton Media Group, LLC, Freedom Communications, and LIN Television, the audit committees of Freedom Communications and LIN Television and the compensation committee of Triton Media Group. Mr. Stern received an M.B.A. from the University of Chicago and a B.A. from the University of Pennsylvania. Mr. Stern’s considerable involvement with media companies, combined with his extensive leadership experience and prior service on the boards and audit committees of both public and private companies, makes him a valuable contributor to our Board and its committees and strengthens the oversight of our Board.

Deborah Benton has served on our Board since January 2019. In May 2014, Ms. Benton joined Kaktus Capital as an Investment Partner, and in May 2014, she joined Mitchell Madison Group as a Senior Consultant where she leads the consumer and retail practice. In this role, Ms. Benton assists clients in a wide array of areas including retail strategy, supply chain management, cost reduction and control, organizational design and operational scaling. Prior to joining Mitchell Madison Group, Ms. Benton held a number of senior level operating roles at Nasty Gal, a women’s fashion retailer, from May 2012 to April 2014, including serving as its President and Chief Operating Officer. Prior to that, she was the Chief Operating Officer of ShoeDazzle from November 2009 to April 2012, an online women’s fashion footwear company. Prior to that, she was the Executive Vice President, Operations and Inside Sales for Teleflora, a provider of consumer and florist products and services. Ms. Benton also serves as a director of TomboyX, a company offering gender-neutral underwear to a diverse customer base, since June 2018; Carbon38, a luxury activewear lifestyle brand, since March 2015; and The Bouqs Company, a cut-to-order, farm-to-table flower retailer, since February 2015. From April 2016 until May 2018, Ms. Benton was a director of Vow To Be Chic, a bridesmaid dress rental company that discontinued operations in May 2018. Ms. Benton received an MBA and an undergraduate degree in Health Sciences from Queen’s University, Canada. Ms. Benton provides the Board with over 15 years of consulting and operational experience with a strong focus on e-commerce and retail businesses.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE  ABOVE DIRECTOR NOMINEES USING THE WHITE PROXY CARD.

THE BOARD RECOMMENDS THAT YOU DO NOT SIGN ANY PROXY CARDS SENT TO YOU BY OSMIUM PARTNERS. IF YOU HAVE PREVIOUSLY SIGNED OR OTHERWISE VOTED USING A PROXY CARD SENT TO YOU BY OSMIUM PARTNERS, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee of our Board has selected Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the year ending December 31, 2019, and has further directed that management submit the selection of Deloitte as our independent registered public accounting firm for ratification by the stockholders at the annual meeting. A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) audited our consolidated financial statements for the fiscal years ended 2008 through 2017 and served as our independent registered public accounting firm until March 2018.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in our and our stockholders’ best interests.

Principal Accounting Fees and Services for fiscal 2018 and 2017

The following table presents fees billed to us by Deloitte for audit, audit-related, tax and other services during the fiscal years ended December 31, 2018 and 2017:

Type of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$844,000	—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$844,000	—

Prior to the change of our independent registered public accounting firm to Deloitte, we were represented by PricewaterhouseCoopers. The following table presents fees billed to us by PricewaterhouseCoopers for audit, tax and other services during the fiscal years ended December 31, 2018 and 2017:

Type of Fees	Fiscal 2018	Fiscal 2017
Audit Fees	$48,000	$1,466,500
Audit-Related Fees	—	—
Tax Fees	—	$79,100
All Other Fees	—	$2,700
Total	$48,000	$1,548,300

Audit Fees

This category includes fees for (i) the integrated audit of our consolidated financial statements and internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002, (ii) reviews of each of the quarterly consolidated financial information included in our Quarterly Reports on Form 10-Q, and (iii) audit services that are normally provided by Deloitte and PricewaterhouseCoopers, as applicable, in connection with statutory or regulatory filings.

Tax Fees

This category includes fees for tax compliance, tax advice and tax planning.

All Other Fees

This category includes fees associated with our access to online research and disclosure reporting tools of PricewaterhouseCoopers.

Change of Independent Public Accounting Firm

As previously reported in our Current Report on Form 8-K, dated March 22, 2018 (the “Current Report”), the audit committee, with the assistance of the Company’s management team, conducted a competitive auditor review in order to select the firm to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The audit committee invited several firms to participate in this review process. As a result of this process, the audit committee made the decision to dismiss PricewaterhouseCoopers as its independent registered public accounting firm on March 22, 2018, and informed PricewaterhouseCoopers that they were dismissed on March 23, 2018.

PricewaterhouseCoopers’ audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2017 and 2016 did not contain any adverse opinions or disclaimers of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PricewaterhouseCoopers on the effectiveness of internal control over financial reporting as of December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2017 and the subsequent interim period through March 23, 2018, there were (i) no disagreements between the Company and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference to the subject matter of the disagreement in their reports on the Company’s consolidated financial statements for such year and subsequent interim period, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided PricewaterhouseCoopers with a copy of the disclosures made in the Current Report prior to the time the Current Report was filed with the SEC. We requested that PricewaterhouseCoopers furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of PricewaterhouseCoopers’s letter, dated March 28, 2018, was attached as Exhibit 16.1 to the Current Report and confirmed that they agreed with the statements we made in the Current Report.

On March 22, 2018, the audit committee approved the appointment of Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2018. During the fiscal years ended December 31, 2018 and 2017, neither the Company nor anyone acting on its behalf has consulted with Deloitte on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm. This policy is set forth in our audit committee’s charter, which is available at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx.

Our audit committee considered whether the non-audit services rendered by Deloitte during fiscal year 2018 were compatible with maintaining Deloitte’s independence as our independent registered public accounting firm and concluded they were.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

ITEM 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

(“SAY-ON-PAY” VOTE)

As required by the SEC’s proxy rules, we are asking our stockholders to provide advisory, non-binding approval of the compensation of our named executive officers for fiscal 2018, which is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, which is critical to our success. These programs link compensation to the achievement of financial performance, operational and strategic objectives, including executing against our business transformation, together with individual performance objectives, while providing long-term incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. Following is a summary of some of the key practices under our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” section of this proxy statement and the executive-related compensation tables in the “Executive Compensation” section of this proxy statement for additional information.

Summary

We balance pay-for-performance with fixed compensation.  We tie a significant portion of our named executive officers’ compensation opportunity to the attainment of Company and individual performance goals, thus ensuring that these officers are paid primarily for performance. In addition to equity awards that provide value based on Company performance, we offer discretionary annual cash bonuses to our named executive officers that are determined and paid based on both individual performance and the performance of the Company for the fiscal year to which such discretionary cash bonus relates.

Our compensation programs are strongly aligned with the long-term interests of our stockholders.  We place a strong emphasis on the use of equity awards as a key component of our compensation program. While our annual discretionary cash bonuses are important in incentivizing the attainment of near-term goals and objectives and keeping our executives focused on executing against our business transformation, our compensation program places a stronger emphasis on multi-year equity awards in order to focus our executives on long-term, sustained performance for our stockholders. In addition, by linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting and realizing the full value from such awards.

We have historically used a mix of restricted stock units (“RSUs”) and stock options to balance our equity compensation program between awards that confer full stock ownership value and those that confer value only with future appreciation. After August 2016, we have only granted RSUs due to the volatility in our stock price, driven in part by our small market capitalization and low trading volume. In addition, use of RSUs minimizes dilution given that in order to grant the same fair value in stock options as the Company grants RSUs, the Company would need to grant approximately double the number of stock options. Both types of awards are subject to vesting and generally linked to service with the Company, which incentivizes our named executive officers to remain employed with us and focus on long-term stockholder value over short term objectives. We believe that grants of equity awards are better aligned with longer-term stockholder returns, while enabling us to keep salaries at a lower, but still competitive level, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of the Company.

We engage in good governance practices regarding our executive compensation program.  As part of our commitment to strong corporate governance and best practices, with regard to our executive compensation program, our compensation committee engaged and received advice from independent, third-party compensation consultants, Compensia, Inc. (“Compensia”) with respect to fiscal year 2018 and Semler Brossy Consulting Group (“Semler”) with respect to fiscal year 2019, neither of which provided services to us other than those provided directly to, or on behalf of, the compensation committee.

We actively review, monitor and adjust our executive compensation program to ensure that we provide competitive pay opportunities that are market-appropriate.  Our compensation committee consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly qualified and dedicated executive talent that is essential to our rapidly evolving and fast-paced business. In connection with this review, our compensation committee obtained and utilized empirical data (including peer group pay practices) and compensation policy advice from Compensia with respect to fiscal year 2018 and Semler with respect to fiscal year 2019 to ensure that our compensation programs are competitive and market-appropriate. Our compensation committee also employs its significant collective experience in administering executive compensation programs for Internet and technology companies.

Our severance and change in control arrangements offer appropriate protections while avoiding potential windfalls.  We believe that the severance protections we provide to our executive officers are well within market norms, and that the “double trigger” change in control benefits we provide to our executive officers (other than Mr. Moriarty), which require a qualifying termination of employment in connection with a change in control of the Company as a condition to receipt of any change in control severance payments or equity vesting acceleration, properly incentivize our executives by providing appropriate protections against involuntary job loss in the event we are acquired, while avoiding potential “single trigger” windfalls in connection with these types of transactions. With respect to Mr. Moriarty, his employment agreement provides that he is entitled to acceleration of vesting of certain of his equity awards even if he remains employed through a change in control. We believed that this was appropriate in light of the operational challenges faced by the Company at the time Mr. Moriarty was hired and at the time we entered into his amended and restated employment agreement, and we wanted to ensure that Mr. Moriarty was sufficiently compensated in the event a strategic transaction was in the best interest of the Company and its stockholders, as a significant portion of his compensation was in the form of equity awards. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments. In February 2019, the severance arrangements for Messrs. Reigersman, Pike and Wergeles were modified. See “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Board Recommendation

Our Board believes that the information provided above and within the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following say-on-pay resolution is submitted for a stockholder vote at the annual meeting:

“RESOLVED, that the stockholders of Leaf Group Ltd. hereby approve, on a non-binding advisory basis, the compensation of Leaf Group Ltd.’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.”

As a non-binding advisory vote, this proposal is not binding on the Company, the Board or the compensation committee. However, the compensation committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE SAY-ON-PAY RESOLUTION APPROVING, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2018.

CORPORATE GOVERNANCE

Our Board has adopted corporate governance guidelines to set forth a framework for its overall governance practices. These guidelines can be found in the corporate governance section of our investor relations website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx . In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Board Leadership Structure

Our Board does not have a policy on whether the role of the chairman and chief executive officer should be separate and, if it is to be separate, whether the chairman should be selected from the independent directors. Until October 2013, the roles of the chairman and chief executive officer were combined and James Quandt, a non-employee independent director, served as our lead independent director. Following the resignation of our former chairman and chief executive officer in October 2013, our Board designated Mr. Quandt to serve as the non-executive Chairman of the Board. Mr. Quandt has served on our Board since 2008, including serving as the lead independent director from April 2011 to October 2013, and he has gained a deep understanding of our business and the industries in which we operate over that time, in addition to the knowledge and experience he brings from serving on the boards of various public and private companies in the Internet and technology sectors. Our Board believes that the current Board leadership structure is best for our Company and our stockholders at this time, and decided that Mr. Quandt should continue to serve as our non-executive Chairman of the Board.

Our Board is currently comprised of eight (8) independent members and one non-independent member. A number of our Board members have served as directors of other public companies and some have served as members of senior management of other public companies. We have three standing Board committees comprised solely of directors who are considered independent under all applicable NYSE listing standards. We believe that the number of independent, experienced directors that make up our Board benefits our Company and our stockholders.

Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our Company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach. In particular, the audit committee is responsible for considering and discussing our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures, and the nominating and corporate governance committee is responsible for considering and discussing our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. As needed and when requested, the audit committee and the nominating and corporate governance committee receive reports from management regarding an assessment of such risks. The compensation committee, with input from its independent compensation consultant, assists our Board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking. In considering our employee compensation policies and practices, the compensation committee annually reviews our policies related to payment of salaries and wages, commissions, benefits, bonuses, stock-based compensation and other compensation-related practices and considers the relationship between risk management policies and practices, corporate strategy and compensation. Based on this review, the compensation committee has concluded that our employee compensation policies and practices, including executive compensation, do not encourage risk taking to a degree that is likely to have a materially adverse impact on us or our operations.

While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. Our Board expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the Board.

Director Independence

Our Board has determined that the nominees for re-election to the Board at the annual meeting, except for Mr. Moriarty,  and all continuing directors are independent under the NYSE listing standards and Leaf Group’s corporate governance guidelines. In making these determinations, the Board considered all relationships between us and each director and each director’s family members.

Board Meetings

Our Board held eight (8) in person or telephonic meetings. During 2018, each Board member attended 67% or more of the aggregate meetings of the Board and of the committees on which he or she served and that were held during the period of time that he or she served, including all of the full quarterly review Board meetings. Except in unusual circumstances, Mr. Moriarty and the

Chairman of the Board, or their respective designee, collectively determine the order of business and the procedure at each meeting, including the regulation of the manner of voting and the conduct of business. During regularly convened quarterly Board meetings, the Board usually spends a portion of such meetings in executive session without management or other employees present.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. Two directors, our non-executive Chairman of the Board and our Chief Executive Officer, attended our annual meeting of stockholders in 2018.

Board Committees

Our Board maintains a standing audit committee, nominating and corporate governance committee and compensation committee. Each committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. The charter of each of these committees is available on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit	Nominating and Governance	Compensation
John A. Hawkins		M
James R. Quandt	M
Brian M. Regan		C	C
Mitchell Stern	C		M
John Pleasants			M
Jennifer Schulz	M	M

“C”                           Chairperson

“M”                        Member

Audit Committee

We have an audit committee that has responsibility for, among other things, overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices; overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning; reviewing our annual and quarterly financial statements; appointing and evaluating our independent registered public accounting firm and considering and approving any non-audit services proposed to be performed by such independent accountants; and discussing with management and our Board our policies with respect to risk assessment and risk management, as well as our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, if any. The audit committee met in person or telephonically seven (7) times during calendar 2018.

The current members of our audit committee are Messrs. Quandt and Stern and Ms. Schulz, with Mr. Stern serving as the committee’s chair since February 2016, when he joined the Board, and Ms. Schultz replacing Mr. Hawkins on the audit committee as of February 2018. All members of our audit committee meet the requirements for financial literacy, and each of the members meets the requirements for independence, under Rule 10A-3 promulgated under the Exchange Act, and the applicable rules and regulations of the NYSE. Our Board has also determined that each of Messrs. Stern and Quandt are an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC, and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE.

Nominating and Corporate Governance Committee

We have a nominating and corporate governance committee that has responsibility for, among other things, recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on our Board; considering and recommending to our Board qualifications for the position of director and policies concerning the term of office of directors and the composition of our Board; and considering and recommending to our Board other actions relating to corporate governance. The nominating and corporate governance committee met in person or telephonically four (4) times during 2018. The members of our nominating and corporate governance committee are Messrs. Hawkins and Regan and Ms. Schulz, with Mr. Regan serving as the committee’s chair since February 2016. All members of our nominating and corporate governance committee meet the independence requirements of the NYSE. When recommending persons to be selected by the Board as nominees for election as directors, the nominating and corporate governance committee considers such factors as the individual’s personal and professional integrity, ethics and values; experience in corporate management; experience in the Company’s industry; experience as a Board member of other publicly held companies; academic expertise in an area of the Company’s operations; and practical and thoughtful business judgment. In addition, the nominating and corporate governance committee considers diversity of relevant experience, expertise and background and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin, in identifying nominees for directors.  The nominating and corporate governance committee may delegate any or all of its responsibilities to a subcommittee, but only to the extent consistent with the Company’s certificate of incorporation, bylaws, corporate governance guidelines, NYSE rules and other applicable law.

On March 13, 2019, the Company received notice from Osmium Partners of its intent to nominate three persons for election to the Board at the 2019 annual meeting.

Compensation Committee

We have a compensation committee that has responsibility for, among other things, reviewing management and employee compensation policies, plans and programs; monitoring performance and compensation of our executive officers and other key employees; preparing recommendations and periodic reports to our Board concerning these matters; and administering our equity incentive plans. The compensation committee met in person or telephonically five (5) times during 2018, and acted by written consent once during 2018. The members of our compensation committee are Messrs. Regan, Pleasants and Stern, with Mr. Regan serving as the committee’s chair and Mr. Stern serving as a member since February 2018. Our Board has determined that each of Messrs. Regan, Pleasants and Stern is independent and a non-employee director under all applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code of 1986, as amended (the “Code”).

The compensation committee has the ability to delegate certain of its responsibilities to subcommittees in accordance with the Company’s certificate of incorporation, bylaws, Section 162(m) of Code, NYSE rules and other applicable law, but has not currently authorized any such delegations.

Compensation Committee Interlocks and Insider Participation

Messrs. Pleasants, Regan and Stern served as members of the compensation committee during fiscal 2018. No interlocking relationships exist, or at any time during fiscal 2018 existed, between any member of our Board or compensation committee and any member of the board of directors or compensation committee of any other company. No member of the compensation committee is or has been an officer or an employee of Leaf Group or its subsidiaries.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board by sending a letter to our Corporate Secretary at our principal executive offices at 1655 26th Street, Santa Monica, California 90404. Our Corporate Secretary will submit all correspondence to the Chairman of the Board or to the lead independent director (if applicable), or to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section on the investor relations page of our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

DIRECTOR COMPENSATION

Outside Director Compensation Program

The Company has a compensation program (the “Outside Director Compensation Program”) for non-employee directors (the “Outside Directors”). The Outside Director Compensation Program is intended to fairly compensate each Outside Director with cash and equity compensation for the time and effort necessary to serve as a member of our Board, and to better align the interests of our Board members with the interest of our stockholders. Since the establishment of the Outside Director Compensation Program in 2010, non-employee directors who were affiliated with Oak Investment Partners, Spectrum Equity Management or Generation Partners, or any of their respective affiliated entities, were not compensated under the Outside Director Compensation Program. Beginning in the fourth quarter of 2018, Messrs. Hawkins and Regan, our current directors who are affiliated with Generation Partners and Spectrum Equity Management, respectively, were compensated under such program.

Cash compensation.  Under the Outside Director Compensation Program, each Outside Director is entitled to receive an annual cash retainer of $50,000 for serving on the Board, payable in quarterly installments in arrears in conjunction with quarterly meetings of our Board. In addition, each Outside Director that serves as the chair of the audit committee, compensation committee or nominating and corporate governance committee is entitled to receive an additional annual cash retainer of $25,000, $15,000 and $10,000, respectively. Outside Directors that serve as non-chair members of the audit committee, compensation committee or nominating and corporate governance committee are entitled to receive additional annual cash retainers of $12,500, $7,500 or $5,000, respectively. In addition to cash compensation received for serving as an Outside Director, the non-executive Chairman of the Board is entitled to receive an annual cash retainer of $100,000.

Equity compensation.  Pursuant to the Board’s Outside Director Compensation Program, each Outside Director is entitled to receive an initial one-time equity grant with an aggregate grant date fair value of approximately $150,000 upon the Outside Director’s initial election to the Board (the “Initial Grant”). The Initial Grant consists of (i) an RSU award with a grant date fair value of approximately $75,000; and (ii) a non-qualified stock option award with a grant date fair value of approximately $75,000 and a per share exercise price equal to the closing price of a share of our common stock on the grant date, each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. In addition to the Initial Grant, on the date of each annual stockholder meeting, any Outside Director who will continue in service following such meeting (excluding any Outside Director that already received an Initial Grant in the same calendar year prior to the date of the annual stockholder meeting) is entitled to receive an annual equity award granted as of the close of business on the date of such annual stockholder meeting (the “Annual Grant”) with an aggregate grant date fair value of approximately $75,000. The Annual Grant consists of (i) an RSU award with a grant date fair value of approximately $37,500; and (ii) a non-qualified stock option award with a grant date fair value of approximately $37,500 and a per share exercise price equal to the closing price of a share of our common stock on the grant date; each of which vests in substantially equal annual installments over three years, subject to continued Board service through each applicable vesting date. Additionally, if the Board has a non-executive Chairman, the non-executive Chairman is entitled to an annual RSU award with a grant date fair value of approximately $50,000, which vests in substantially equal annual installments over two years, subject to continued Board service through each applicable vesting date, and is automatically granted as of the close of business on the first business day of such calendar year.

The vesting of all equity grants to Outside Directors automatically accelerate in full if an Outside Director ceases to be an Outside Director due to his death or disability, or if an Outside Director stands for re-election but is not re-elected to the Board, or upon a “change of control” (as such term is defined in our Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”)).

The following table sets forth information concerning the compensation earned by or paid to each of our non-employee directors during the year ended December 31, 2018. Mr. Moriarty is a named executive officer and all of his compensation is presented below in the Summary Compensation Table and related explanatory information and tables under “Executive Compensation.” Mr. Moriarty is not entitled to additional compensation for serving as a director while he is employed by the Company. Prior to the fourth quarter of 2018, directors affiliated with Spectrum Equity Management, Oak Investment Partners and Generation Partners did not receive any compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total($)
Fredric Harman(2)	—	—	—	—
John Hawkins(3)	13,750	—	—	13,750
Victor Parker(2)	—	—	—	—
John Pleasants(4)	57,500	37,497	37,472	132,469
James Quandt(5)	162,500	87,501	37,472	287,473
Brian Regan(6)	18,750	—	—	18,750
Jennifer Schulz(7)	65,938	37,497	37,472	140,907
Mitchell Stern(8)	81,563	37,497	37,472	156,532
Beverly K. Carmichael(9)	21,774	75,003	74,975	171,752

(1)                                 Amounts reflect the aggregate grant date fair value of RSUs or stock options, as applicable, granted during fiscal 2018, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to directors is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 4, 2019. There can be no assurance that awards will vest (and if the awards do not vest, no value will be realized by the director), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)                                 Mr. Harman resigned from the Board effective as of January 11, 2018. Mr. Parker resigned from the Board effective as of November 6, 2018. Messrs. Harman and Parker are affiliated with Oak Investment Partners and Spectrum Equity Management, respectively, and were not entitled to receive compensation for their services on the Board. Messrs. Harman and Parker did not have any outstanding equity awards as of December 31, 2018.

(3)                                 Mr. Hawkins received compensation for his service on the Board beginning with the fourth quarter of 2018. Cash fees earned by Mr. Hawkins in 2018 consist of: (a) $12,500 for serving as an Outside Director on the Board; and (b) $1,250 for serving as a non-chair member of the nominating and corporate governance committee.

(4)                                 Cash fees earned by Mr. Pleasants in 2018 consist of: (a) $50,000 for serving as an Outside Director on the Board; and (b) $7,500 for serving as a non-chair member of the compensation committee. As of December 31, 2018, Mr. Pleasants held (i) 10,071 RSUs; and (ii) 45,105 stock options.

(5)                                 Cash fees earned by Mr. Quandt in 2018 consist of: (a) $100,000 for serving as the non-executive Chairman of the Board; (b) $50,000 for serving as an Outside Director on the Board; and (c) $12,500 for serving as a non-chair member of the audit committee. As non-executive Chairman of the Board, Mr. Quandt also received an annual RSU award with a grant date fair value of approximately $50,000. As of December 31, 2018, Mr. Quandt held (i) 9,185 RSUs; and (ii) 47,321 stock options.

(6)                                 Mr. Regan was elected to our Board in February 2015 and joined Spectrum Equity Management in November 2015, after which he was no longer entitled to receive compensation for his service on the Board until the Outside Director Compensation Program was amended to permit him to receive compensation thereunder beginning in the fourth quarter of 2018. Cash fees earned by Mr. Regan in 2018 consist of: (a) $12,500 for serving as an Outside Director on the Board; (b) $3,750 for serving as the chair of the compensation committee; and (c) $2,500 for serving as the chair of the nominating and corporate governance committee. As of December 31, 2018, Mr. Regan held 28,457 stock options.

(7)                                 Cash fees earned by Ms. Schulz in 2018 consist of: (a) $50,000 for serving as an Outside Director on the Board; (b) $5,000 for serving as a non-chair member of the nominating and corporate governance committee; and (c) $10,938 for serving as a non-chair member of the audit committee from February 13, 2018 through December 31, 2018. As of December 31, 2018, Ms. Schulz held (i) 10,071 RSUs; and (ii) 45,105 stock options.

(8)                                 Cash fees earned by Mr. Stern in 2018 consist of: (a) $50,000 for serving as an Outside Director on the Board;  (b) $25,000 for serving as the chair of the audit committee; and (c) $6,563 for serving as a non-chair member of the compensation committee from February 13, 2018 through December 31, 2018. As of December 31, 2018, Mr. Stern held (i) 6,877 RSUs; and (ii) 51,106 stock options.

(9)                                 Cash fees earned by Ms. Carmichael in 2018 consist of $21,774 for serving as an Outside Director on the Board from July 25, 2018 through December 31, 2018. In connection with her appointment as a director on July 25, 2018, Ms. Carmichael received an RSU award with a grant date fair value of $75,000 and a non-qualified stock option award with a grant date fair value of $75,000. As of December 31, 2018, Ms. Carmichael held (i) 6,522 RSUs; and (ii) 14,468 stock options.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April [•], 2019.

Name	Age	Position
Sean Moriarty	48	Chief Executive Officer and Director
Jantoon Reigersman	37	Chief Financial Officer
Brian Pike	55	Chief Operating Officer and Chief Technology Officer
Adam Wergeles	53	Executive Vice President, General Counsel

Biographical information for Mr. Moriarty is set forth above under “Item 1. Election of Directors—Information Regarding the Board of Directors and Director Nominees.”

Jantoon Reigersman joined Leaf Group in December 2017 as Chief Financial Officer. Mr. Reigersman served as Chief Financial Officer of Ogin Inc. (fka Flo Design Wind Turbine Corp.,) from January 2014 until the successful sale of its principal technology and intellectual property assets to Vestas Wind Systems in March 2017. Following the sale and Mr. Reigersman’s resignation from Ogin, Ogin filed a Petition for Assignment for the Benefit of Creditors in the Court of Chancery for the State of Delaware, which petition was granted and entered in April 2017. From September 2010 through December 2013, Mr. Reigersman served as Ogin’s Vice President. From 2007 through 2009, Mr. Reigersman was an Associate at The Goldman Sachs Group, Inc. as a member of the European Special Situations Group, a multi strategy on-balance sheet investment group. From 2005 through 2007, Mr. Reigersman was an Analyst at Morgan Stanley Investment Banking, Mergers and Acquisitions. Mr. Reigersman received a B.S. and Masters of Science degree at Erasmus University, Rotterdam School of Management and a Masters in International Management from HEC Paris/RSM – CEMS (Community of European Management Schools). In addition, Mr. Reigersman completed the General Management Program (GMP15) from Harvard Business School.

Brian Pike joined Leaf Group in October 2014 as Chief Technology Officer. In May 2015, Mr. Pike was appointed to also serve as our Chief Operating Officer. From April 2012 to October 2014, Mr. Pike was Chief Technology Officer at The Rubicon Project, Inc., a technology company that automates the buying and selling of digital advertising, where he led the engineering organization through rapid growth and the company’s initial public offering. Prior to joining Rubicon, Mr. Pike served as Chief Technology Officer at Ticketmaster, a live entertainment ticketing and marketing company, from 2003 to 2010. Mr. Pike received a B.S. in Engineering from Stanford University and an M.B.A. from the Anderson School of Management at UCLA.

Adam Wergeles joined Leaf Group in April 2018 as our Executive Vice President, General Counsel. Prior to joining Leaf Group, Mr. Wergeles served as Executive Vice President, Business and Legal Affairs, and General Counsel for Serviz, Inc., a technology company that connects consumers with home service professionals. From December 2007 to March 2015, Mr. Wergeles served variously as the Chief Legal Officer, General Counsel and Secretary at ReachLocal, Inc. Mr. Wergeles holds a J.D. from the University of Southern California Law School and a B.A. from Hamilton College.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following compensation discussion and analysis provides an overview of the philosophy, objectives and components of our executive compensation program. In addition, we explain how and why the compensation committee of our Board arrived at specific compensation policies and decisions involving our named executive officers during 2018.

2018 Strategic Accomplishments

Fiscal 2018 was a strong year for the Company as we grew revenue 20% on a full year basis. Net loss was $(6.0) million and $(4.9) million in the third and fourth quarters of 2018, respectively, improving 11% and 7% year over year, respectively. We delivered margin improvement with adjusted EBITDA of $0.1 million and $0.3 million in the third and fourth quarters of 2018, respectively, thereby returning the business to positive adjusted EBITDA in the second half of fiscal 2018.

During fiscal 2018, the Company continued its progress in building out its two main categories of Fitness & Wellness and Art & Design. On June 5, 2018, we acquired Well+Good LLC, a New York-based leading health and wellness media company that runs the wellness destination site wellandgood.com. Together with Livestrong.com, a premier destination and action-oriented community for people who want to become their best selves, the Company is well positioned in the rapidly growing health and wellness pace. Our Art & Design category is comprised of young brands with a runway for growth in the online home décor industry. In 2018, Hunker achieved strong traffic growth of 104% year-over-year, and in December 2018, Hunker secured its place as the second most highly trafficked digital home brand on a single-site basis (Dec. 2018 comScore). Together with the rise of Society6 as a key player in the home décor category and Saatchi Art’s authority in the emerging art market, the Company has positioned itself to capitalize on many arenas within the Art & Design category.

In terms of our management team, in April 2018, Adam Wergeles joined the Company to serve as its Executive Vice President and General Counsel. On June 25, 2018, Dion Camp Sanders transitioned from Executive Vice President, Marketplaces to Executive Vice President, Corporate Development, which role the Company has historically not treated as an executive office for purposes of Rule 3b-7 under the Exchange Act or under Item 402(a)(3) of Regulation S-K. In January 2019, Mr. Camp Sanders left the Company.  Our “named executive officers” for 2018 were Sean Moriarty, Chief Executive Officer; Jantoon Reigersman, Chief Financial Officer; Brian Pike, Chief Operating Officer and Chief Technology Officer; Adam Wergeles, our Executive Vice President, General Counsel; and Dion Camp Sanders, our former Executive Vice President, Marketplaces.

2018 Compensation Overview

The following table sets forth the key elements of our named executive officers’ compensation, along with the primary objective associated with each element of compensation. Our compensation elements are designed to be flexible and complementary, and to collectively serve the overall principles and objectives of our executive compensation program. Our compensation committee generally determines the overall compensation of our named executive officers and its allocation among the various elements by considering the objectives described below, their collective experience serving as board members and members of executive management teams of public and private companies with a focus on compensation matters, the analyses and advice provided by the compensation committee’s independent compensation consultant and input from Mr. Moriarty (other than with respect to himself) and the head of our people team. Through September 2018, the compensation committee retained Compensia as its independent compensation consultant to assist in evaluating the Company’s executive compensation program and in setting executive officer compensation for 2018.  After a thorough market review, on September 13, 2018, the compensation committee retained Semler to provide such services in connection with the Company’s executive compensation program for 2019. During its engagement in 2018, Semler advised on an update to our peer group and certain other changes to our executive compensation program for 2019.  Semler did not, otherwise, play a role in establishing the 2018 compensation. The compensation committee does not set each element of compensation to a specific percentage of the total compensation for each named executive officer.

Compensation Element	Primary Objective
Base salary

To compensate ongoing performance of job responsibilities and provide a fixed and knowable minimum income level as a necessary tool for attracting and retaining key executives in light of the current competitive landscape for executive level talent.

Discretionary cash compensation (bonuses)	To incentivize the attainment of short-term financial, operational and strategic objectives, and recognize individual contributions towards the achievement of those objectives.
Long-term equity incentive compensation

To emphasize long-term performance objectives by aligning the interests of our executives with stockholder interests and the maximization of stockholder value, while retaining key executives, through the grant of equity awards that vest over a specified period of time.

Severance and change in control benefits

To encourage the continued attention and dedication of our executives and provide reasonable individual security to enable our executives to focus on our best interests, including those of our stockholders, particularly when considering strategic alternatives that may adversely impact our executives.

Retirement savings plan (401(k) plan with Company matching)	To encourage retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide standard healthcare coverage and death and disability benefits as part of an overall market-competitive compensation package.

Each of the key components of our executive compensation program, as well as our compensation decisions for our named executive officers in 2018, are discussed in more detail below. The following discussion and analysis of our named executive officers’ compensation arrangements should be read together with the compensation tables and related disclosures that follow this section.

Executive Compensation Philosophy and Objectives

We operate in highly competitive and developing industries that are characterized by rapid technological change, various business models and frequent disruption of incumbents by innovative entrants. To succeed in this environment, we must continuously develop and refine new and existing brands, products and services; provide high-quality platforms for users and customers that focus on the consumer experience; develop differentiated and engaging content; devise new business models and demonstrate an ability to quickly identify and capitalize on new or complementary business opportunities, whether through internal development or through corporate development efforts. To achieve these objectives, we need a highly talented and seasoned team of technical, product, marketing, sales, operations, financial and other business professionals, led by experienced and skilled executives. We recognize that our ability to attract and retain these professionals, including our executive officers, largely depends on how we compensate and reward our employees generally. In addition, we strive to create an environment that is responsive to the needs of our employees, including our executive officers; encourages teamwork; rewards commitment and innovation, as well as individual and team performance; and is open to employee communication and continual performance feedback.

For our executive officers, we have embraced a compensation philosophy of offering competitive compensation and benefits packages focused on long-term value creation that reward our executive officers for achieving certain financial, operational and strategic objectives, while continuing to execute on our business transformation. The principles and objectives of our compensation and benefits program for our executive officers, including our named executive officers, are to:

•                  Attract, engage and retain the best executives to work for us, with the necessary experience and managerial talent to enable us to be an employer of choice in both the marketplaces and media industries. The Company’s objective is to build a company with a $1 billion plus value. In order to do that, we are competing for executives and employees that are in high demand and who have many career options. With that in mind, we endeavor to create a compensation program that matches our objectives, but is also mindful of the Company’s current market position.

•                  Align compensation with our corporate strategies; our financial, operational and strategic objectives; the financial and operational decisions that are necessary to execute against our business transformation; and the long-term interests of our stockholders.

•                  Motivate and reward executives whose knowledge, skills, experience and performance contribute to our continued success.

•                  Ensure that our total compensation is fair, reasonable and competitive.

The current compensation levels of our executive officers primarily reflect the varying roles and responsibilities of each individual, while also factoring in the length of time each executive officer has been employed by the Company and their total overall experience serving in their respective positions. The focus of our current compensation arrangements with our executive officers has generally been to recruit and retain skilled individuals to help us meet our product development, strategic, technical, corporate and business development, customer acquisition and growth objectives, while continuing to achieve our financial and operational goals in the context of completing our business transformation.

Compensation Setting Process

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

The compensation committee of our Board is responsible for overseeing our executive compensation program, which includes the responsibility for determining and approving the ongoing compensation arrangements for our executive officers, including our named executive officers. The initial compensation arrangements with our executive officers historically have been determined in arm’s-length negotiations with each individual executive officer after considering the role, responsibilities and experience of such executive officer, together with relevant peer group compensation data and analysis provided by the compensation committee’s independent compensation consultant from time to time. Mr. Moriarty typically has been responsible for negotiating these arrangements for our executive officers (except with respect to his own compensation) with the oversight and final approval of our compensation committee. The compensation arrangements have been influenced by a variety of factors, including the individual’s experience and expertise (including the role of our executive officers at their prior employer immediately before joining our executive team); our financial condition and available resources; our need to fill a particular position; an evaluation of the competitive market for different executive functional roles by third party experts, including the peer group analysis undertaken by the compensation committee’s independent compensation consultant; the collective experience of the members of the compensation committee with other similarly situated public and private companies; and the compensation levels of our other executive officers.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our executive compensation programs and related policies. From 2010 until September 2018, the compensation committee engaged Compensia to provide executive compensation advisory services in order to help evaluate our compensation philosophy and objectives, to identify and gather information with respect to a defined peer group and to provide guidance in administering our compensation program. Starting on September 13, 2018, the compensation committee replaced Compensia with Semler.  From time to time as requested by the compensation committee, Compensia provided, and going forward, Semler will provide, compensation data and analysis in order to assist the compensation committee in determining the various components of compensation payable to our senior management, including our executive officers.

In November 2015, Compensia prepared an analysis of the total compensation of our executive officers and senior management. As part of this analysis and in light of various factors, including the Company’s then-current annual run rate revenue and equity market capitalization, Compensia selected a peer group for which to compare our executive compensation using the following criteria to identify comparable companies: internet and technology companies with annual revenue between $85 million and $350 million and market capitalizations between $35 million and $1.0 billion, with a majority having a market capitalization between $100 million and $600 million. Compensia’s executive compensation analysis included proxy information for companies in the peer group (where available) as well as data from a proprietary executive compensation survey that covered technology companies with annual revenues between $50 million and $200 million. The peer group consisted of the following companies: Angie’s List, Brightcove, Carbonite, Care.com, Channel Advisor, DHI Group, Etsy, YuMe, Limelight Networks, Marchex, Real Networks, Support.com, MaxPoint Interactive, RetailMeNot, Rightside Group, TechTarget  and XO Group. Yume, MaxPoint Interactive, RetailMeNot and Rightside Group have since been acquired or privatized since their inclusion in our peer group.

The purpose of the peer group analyses is to provide our compensation committee and Mr. Moriarty with current information regarding comparable executive compensation data for similarly sized companies in light of the operating and financial challenges facing the business during our ongoing business transformation process, and the desire to ensure that our total compensation arrangements were aligned with the need to attract and retain key executive and other senior management talent in today’s competitive operating environment.

In October 2018, the compensation committee, based on the recommendations of Semler, approved certain adjustments to our peer group. The new peer group was developed by focusing primarily on the peers’ scale, business characteristics and financials in relation to the Company. The peer group included companies with annual revenue between $71 million and $404 million and market capitalizations between $98 million and $1.4 billion, with a median market capitalization of $319. In addition, certain of the companies originally included in the peer group are no longer reporting companies. Based on the analysis by Semler, the companies that were removed from our peer group were Angie’s List, AutoWeb, Inc., Etsy, Carbonite, DHI Group, Limelight Networks, Support.com and Telaria, Inc., and the companies added were QuinStreet, TrueCar, Fluent, Cardlytics, EverQuote, The Meet Group, Digital Turbine and Remark.  The revised peer group will be used for fiscal 2019 compensation decisions.

The compensation committee, at least annually, reviews our executive officers’ compensation and considers adjustments in executive compensation levels, based in part on reports from its independent compensation consultant, as such reports may be updated from time to time. In late 2017, the compensation committee asked Compensia to advise on the compensation for Mr. Reigersman and, in connection, therewith Compensia added Autoweb, Synacor, Telaria and Travel Zoo to the peer group solely for purposes of assessing Mr. Reigersman’s compensation.

The compensation committee has considered the independence of each of Compensia and Semler, consistent with the requirements of the NYSE, and has determined that each is independent. Further, pursuant to SEC rules, the compensation committee conducted a conflicts of interest assessment and determined that there is no conflict of interest resulting from retaining Compensia or Semler. Each of Compensia and Semler was retained by, and served or serves at the discretion of, the compensation committee, and provided no services to the Company in 2018 other than the services described in this section.

Role of Stockholder Say-On-Pay Votes

Following the results of our say-on-pay frequency vote conducted in connection with our 2017 annual meeting of stockholders in which the highest number of votes were cast for an “annual” frequency for our non-binding advisory vote on executive compensation, we now provide our stockholders with the opportunity to cast an annual non-binding advisory vote on the compensation of our named executive officers (a “say-on-pay” vote). At our 2018 annual meeting of stockholders, our stockholders cast a non-binding advisory vote on the compensation of our named executive officers and a substantial majority (84.25%) of the votes cast at that meeting voted in favor of the say-on-pay proposal and approved, on a non-binding advisory basis, the compensation of our named executive officers that was set forth in the related proxy statement. In evaluating our executive compensation program, the compensation committee has considered the results of this say-on-pay vote as well as other factors discussed in this section. While each of these factors informed the compensation committee’s decisions regarding the compensation of our named executive officers, in light of the high level of stockholder support received in 2018, the compensation committee has not implemented significant changes to our overall executive compensation program since the say-on-pay vote in 2018. In connection with the 2019 annual stockholder meeting, our stockholders will have another opportunity to cast a non-binding advisory say-on-pay vote. The compensation committee will continue to consider the outcome of any future say-on-pay votes, including the say-on-pay vote to be held this year, when making compensation decisions for our executive officers.

Principal Components of Executive Compensation Program

We designed the principal components of our executive compensation program to fulfill one or more of the objectives described above. Compensation of our named executive officers during 2018 consisted of the following key elements:

•                                                                   base salary;

•                                                                   discretionary cash compensation (bonuses);

•                                                                   long-term equity incentive compensation;

•                                                                   certain severance and change in control benefits;

•                                                                   a retirement savings plan (401(k) plan with a Company matching benefit); and

•                                                                   health and welfare benefits.

We view each component of our executive compensation program as related but distinct and, historically, not all components have been provided to all executive officers.

We regularly reassess the total compensation of our executive officers to ensure that our overall compensation objectives are being met. In determining the appropriate amount for each compensation component, the compensation committee considers its understanding of the competitive market based on the collective experience of its members and the most recent peer group compensation data and analysis provided by its independent compensation consultant; the Company’s recruiting and retention goals; the Company’s and compensation committee’s preference for internal equality and consistency among similarly situated executives; the length of service of the executive officers; the Company’s overall performance, including our progress in executing on our ongoing business transformation; and other considerations the compensation committee considers relevant. Except as described below, we have not adopted any formal or informal policy or guidelines for allocating compensation among fixed and variable compensation, short-term and long-term compensation, cash and non-cash compensation, or different forms of non-cash compensation. Furthermore, we do not engage in any formal benchmarking of compensation for our executive officers. However, the compensation committee historically has attempted to target total direct compensation, as well as each material element of compensation, for the Company’s executive officers in a range between the 50th and 75th percentiles for each applicable executive officer position of the peer group.

We offer cash compensation in the form of base salaries and bonuses, including discretionary cash bonuses, which we believe appropriately rewards our executive officers for their individual contributions to our business and responsibility for their functional area or business unit, as applicable. Discretionary cash bonuses, which are targeted at a percentage of each executive officer’s base salary and funded under our Company-wide annual bonus program, are used to motivate our executive officers to achieve short-term financial, operational and strategic objectives linked to our longer-term growth and other goals, including finalizing our business transformation, and to recognize an individual’s contribution toward the achievement of such objectives.

Another key component of our executive compensation program is equity awards covering shares of our common stock. We emphasize the use of equity awards with time-based vesting in order to incentivize our executive officers to focus on the long-term growth of our overall enterprise value and, correspondingly, the creation of value for our stockholders over time.  Historically, we granted both stock options and RSUs. Due to the limited trading volume and volatility of our stock, after August 2016, we granted only RSUs to our executive officers and employees.  Unlike stock options, RSUs continue to have underlying value through periods of stock price volatility and continue to incentivize our employees and executive officers to grow our business.  In addition, use of RSUs minimizes dilution given that in order to grant the same fair value in stock options as the Company grants in RSUs, the Company would need to grant approximately double the number of stock options. This compensation practice allows us to preserve capital while providing our executive officers the opportunity to be rewarded through the value of appreciated equity awards if we are successful in executing our growth initiatives and correspondingly perform well over time. We offer relatively competitive base salaries and discretionary cash bonuses but believe, based on the collective experience of our compensation committee members, that long-term equity incentive compensation is a more significant motivator in attracting and retaining skilled executive officers and employees in the competitive landscape of internet-related companies in which we operate.

The following describes the primary components of our executive compensation program for each of our named executive officers during 2018, the rationale for that component, and how compensation amounts were determined. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element serves each of our compensation objectives to some extent.

Base Salary

Generally, the initial base salaries of our named executive officers were established through arm’s length negotiation at the time the individual was hired, taking into account certain other factors, including the executive officer’s qualifications, experience and prior salary level. Increases to base salaries have been increased based on relevant peer group compensation data and as they have assumed increased levels of responsibility within our organization over time. These factors are considered collectively and not individually weighted in order to ensure that there is a consistent approach to the compensation of similarly situated executive officers. Our compensation committee, at least annually, reviews the base salaries of our executive officers, particularly following the end of a fiscal year or at the time of a promotion or other significant change in responsibilities, and any adjustments have been made based on factors such as the scope of an executive officer’s responsibilities, individual contribution, prior experience, sustained performance and competitive market analysis of the previously defined peer group recommended by the compensation committee’s independent compensation consultant. Decisions regarding base salary adjustments may also take into account the executive officer’s current base salary, equity ownership and the amounts paid to the executive’s peers or predecessors inside the Company.

Mr. Moriarty joined the Company as Chief Executive Officer in August 2014, and the employment agreement he entered into at that time set his initial annual base salary of $400,000 per year, which was established through an arm’s length negotiation between Mr. Moriarty and our compensation committee in connection with Mr. Moriarty’s initial hiring, as discussed in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions” above. The amended and restated employment agreement that Mr. Moriarty entered into in January 2016 maintained his base salary at $400,000 for 2016, which was not changed in 2017. As discussed below in Discretionary Cash Compensation, based on input from Compensia the compensation committee did not modify Mr. Moriarty’s base compensation for 2017, but instead increased his discretionary bonus target from 80% of his annual base salary to 100% of his annual base salary, to reflect the success of the Company’s transformation led by Mr. Moriarty. No changes were made to Mr. Moriarty’s base compensation or discretionary bonus target for 2018.

In determining annual base salaries for 2018 with respect to our other named executive officers, the compensation committee considered the overall performance of the business and reviewed the experience of these named executive officers and their past performance, if they were being promoted from within the organization, and considered the relevant peer group compensation data and analysis previously provided by the compensation committee’s independent compensation consultant, as described above. The compensation committee also consulted with and considered recommendations from Mr. Moriarty and the head of our people team with respect to the total compensation (including the individual components thereof) paid to our named executive officers. Based on these factors, the compensation committee did not increase the annual base salaries for any of our named executive officers from their respective 2017 levels.

Named Executive Officer	FY 2017 Annual Base Salary	FY 2018 Annual Base Salary
Sean Moriarty	$400,000	$400,000
Jantoon Reigersman	$350,000	$350,000
Brian Pike	$350,000	$350,000
Adam Wergeles	—	$325,000
Dion Camp Sanders	$300,000	$300,000

Mr. Wergeles joined the Company as Executive Vice President, General Counsel of the Company in April 2018. In connection with his hiring, Mr. Wergeles entered into an employment agreement with us that set his initial annual base salary at $325,000, which was established through an arm’s length negotiation between Mr. Wergeles and Mr. Moriarty in consultation with our compensation committee and with input from the executive search firm assisting the Company’s Board in the search for a new general counsel. The compensation committee considered a variety of factors, as discussed in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions” above.

The amount of base salary actually paid to each named executive officer during 2018 is set forth in the “Summary Compensation Table” below, and reflects base salaries that our compensation committee determined to be appropriate for such named executive officers, based on their consideration of a variety of factors, as discussed above and in more detail under “Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions”. The compensation committee also determined such base salaries to be within the market standard for cash compensation paid to similarly-situated executives at other peer companies based on their general knowledge of the competitive market and the most recent market analyses provided by Compensia.

Discretionary Cash Compensation

Each named executive officer is party to an employment agreement that provides for an annual discretionary cash bonus with a target based on such executive officer’s then effective annual base salary, which targets were established through an arm’s length negotiation with such executive officer. The compensation committee retains the discretion to modify the targets. For 2018, no changes were recommended or made with respect to the bonus targets for the named executive officers other than Mr. Camp Sanders, whose bonus target was increased to 40% primarily to bring him into line with other members of the management team and in recognition of the significance of his responsibilities running the Company’s marketplace businesses. Accordingly, the bonus targets for 2018 for the named executive officers were as follows:

Named Executive Officer	2017 Bonus Target (% of Annual Base Salary)	2018 Bonus Target (% of Annual Base Salary)	2018 Bonus Target
Sean Moriarty	100%	100%	$400,000
Jantoon Reigersman(1)	—	50%	$175,000
Brian Pike	50%	50%	$175,000
Adam Wergeles(2)	—	50%	$162,500
Dion Camp Sanders	30%	40%	$120,000

(1)          Mr. Reigersman joined the Company as its Chief Financial Officer in December 2017. Under the terms of his employment agreement, his bonus target was set at 50% of his annual base salary, but his agreement further provided that he was not eligible for a bonus for fiscal year 2017.

(2)          Mr. Wergeles joined the Company as its Executive Vice President, General Counsel in April 2018. Under the terms of his employment agreement, his bonus target was set at 50% of his annual base salary. Mr. Wergeles was only eligible for a partial bonus for fiscal year 2018 based on the time he was employed by the Company.

The compensation committee has maintained the authority to provide for annual discretionary cash bonuses, as opposed to objectively determined formula-based cash bonuses, in order to maintain flexibility in compensating our bonus-eligible employees, including our named executive officers, in the Company’s current operating environment. The compensation committee also has the authority to award other discretionary bonuses to employees, including our named executive officers, in addition to the annual discretionary cash bonus opportunities available under their respective employment agreement, based on factors that the compensation committee deems appropriate, including the individual’s contributions to the Company’s performance and strategic direction.

In February 2018, in connection with reviewing and approving our annual operating plan for fiscal 2018, the compensation committee authorized the accrual of a Company-wide discretionary bonus pool (the “Discretionary Bonus Pool”) for the Company’s employees, including its executive officers. The Discretionary Bonus Pool is intended to incentivize our employees, including its executive officers, to achieve near-term objectives and accomplishments that the Company’s management believes will lead to long-term success. The Discretionary Bonus Pool was periodically adjusted throughout fiscal 2018, after consultation with the compensation committee, based on changes in operating conditions, employee attrition during fiscal 2018 and the Company’s operating performance. In connection with the Company’s progress with respect to its business transformation and the corresponding performance over time, the attainment of individual performance objectives, the incremental improvements in net losses on a year-over-year basis and returning the business back to positive adjusted EBITDA for the third and fourth quarters of 2018, the compensation committee approved the final amount of the Discretionary Bonus Pool at $2,800,000 (exclusive of the Company’s payroll and withholding tax burden). The Discretionary Bonus Pool was used to fund and pay annual discretionary cash bonuses for all bonus-eligible employees of the Company for fiscal 2018, including the named executive officers, taking into account the attainment of individual performance goals and accomplishments, as well as the individual’s overall contribution to the Company’s operating performance and long-term strategic direction. The compensation committee, upon the recommendation of Mr. Moriarty (other than with respect to himself), determined that our bonus-eligible employees, including each of our named executive officers, should receive discretionary cash bonus awards in respect of their service to the Company in fiscal 2018. The following table sets forth the target annual discretionary cash bonus and actual discretionary cash bonus awarded by the compensation committee for each named executive officer for fiscal 2018.

Named Executive Officer	FY 2018 Target Bonus	FY 2018 Actual Bonus Awarded
Sean Moriarty	$400,000	$260,000
Jantoon Reigersman	$175,000	$165,000
Brian Pike	$175,000	$145,000
Adam Wergeles(1)	$162,500	$90,000
Dion Camp Sanders(2)	$90,000	—

(1)                                 Mr. Wergeles joined the Company in April 2018 and was, therefore, only entitled to a partial bonus for 2018.

(2)                                 Mr. Camp Sanders voluntarily resigned from the Company in January 2019; therefore, no actual bonus was awarded for fiscal 2018.

The determination of whether each named executive officer, other than Mr. Moriarty, received an annual discretionary cash bonus and the amount of any such bonus was made at the discretion of the compensation committee, based primarily on the recommendations of Mr. Moriarty. In determining his recommendations, Mr. Moriarty takes into account our performance against our annual operating forecast, which was established at the outset of each fiscal year after discussion with the Company’s senior management team; the progress that we had made towards achieving certain strategic goals, including the resumption of top line growth, and achieving adjusted EBITDA profitability; the performance of the specific divisions managed by the relevant executive, and the attainment of individual performance objectives. With respect to Mr. Moriarty, the compensation committee considered all of the foregoing factors in determining the appropriate bonus amount for Mr. Moriarty.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers for long-term corporate performance based on the underlying value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. We currently maintain the Amended and Restated 2006 Equity Incentive Plan, or the 2006 Plan, and the 2010 Plan, pursuant to which we have granted and, with respect to the 2010 Plan, expect to continue to grant, various equity awards. As of the adoption of the 2010 Plan, no further grants have been or will be made under the 2006 Plan.

To reward our executive officers in a manner that best aligns their interests with the interests of our stockholders, we used RSUs as key equity incentive vehicles in fiscal 2018. We believe these awards provide meaningful incentives to our executive officers to make decisions that result in increases in the value of our stock over time, and are an effective tool for meeting our compensation goal of rewarding actions that increase long-term stockholder value by tying the value of these incentive awards to our future performance. We also believe that our RSU awards encourage the retention of our named executive officers because the vesting of such awards is generally based on continued service with the Company over an extended period of time (generally 3 to 4 years), and these awards begin to have a compounding effect over time as additional equity awards are granted in subsequent years as part of the Company’s annual review process that generally takes place in February of the applicable year.  Additionally, RSUs also encourage retention during periods of market volatility because, unlike stock options, they continue to have value in a fluctuating market. At the same time, RSUs also help achieve the compensation committee’s objective of minimizing dilution. Based on a Black-Scholes valuation done by the Company in January 2019, the Company would need to grant approximately 2.2 options for each RSU to offer the same fair value of the equity awards.

Based on recommendations of Semler and evolving market practices, the compensation committee and the management team have commenced evaluating the use of performance-based equity awards to supplement the Company’s use of RSUs.  Given that the Company has been in the process of transforming its business starting in August 2014 when Mr. Moriarty joined the Company, our compensation committee believes that the use of performance-based shares would not be practical because developing appropriate performance criteria measuring both individual performance and Company success would be very difficult, if not impossible.  Thus, PSUs may not have the retentive impact of RSUs if, due to the difficulty and uncertainty of the success of the transformation, the performance objectives were not believed to be achievable.  As the transformation of the Company’s business continues, the compensation committee believes that it is appropriate to consider the use of performance-based equity awards in appropriate circumstances. In that regard, in February 2019, the compensation committee asked the management team to work with Semler devise a PSU model for a portion of Mr. Moriarty’s annual equity award.   During 2019, the compensation committee will continue to evaluate whether the Company should begin issuing PSUs to our other named executive officers and employees, with a focus on determining what types of targets would be appropriate to be established for each of these groups.   Management and the compensation committee intend to seek input from compensation consultants and shareholders on this topic and consider this information in awarding future equity incentives.

All of our U.S. employees, including our named executive officers, receive initial equity awards at the time they are hired. In addition, employees receive additional merit-based equity awards, including in connection with a promotion that results in an employee becoming an executive officer. The size and form of the equity awards granted to our named executive officers when they were hired were established at the time the individual was hired. In making these equity awards, our compensation committee considered the following factors: (i) the prospective role and increasing responsibility of the individual at the time of grant, (ii) competitive factors (including comparative peer group data and analysis provided by its independent compensation consultant with respect to the equity compensation component to be included in total target direct compensation for an executive officer), (iii) the amount of vested and unvested equity-based compensation held by the executive officer at his or her former employer or at the Company, as applicable, (iv) the compensation committee’s collective experience with compensation paid in respect of similar roles and in companies in similar stages of growth and industries as us at such time, (v) the cash compensation to be paid to the executive officer, including the annual discretionary target bonus opportunity, (vi) the need to create a meaningful opportunity to reward our named executive officers through their impact on the creation of long-term stockholder value, and (vii) the need to manage dilution. These factors used in such consideration are intended to appropriately balance our named executive officers’ fixed compensation against variable compensation while linking a significant portion of total compensation to pay for performance compensation that rewards an increase in shareholder value over a sustained period of time.

We also generally make annual merit-based equity grants to our employees, including our named executive officers, as part of our annual performance review process. The number of shares of common stock and type of equity awards subject to these grants varies from individual to individual, but generally depends on length of service; individual performance history; job scope, function, and title; the value and size of that employee’s outstanding vested and unvested equity awards; and comparable awards granted to other individuals at similar levels, all of which are considered in the aggregate and not as a single reference point. The total size of the award pool made available for these annual grants is determined by the compensation committee, taking into consideration the non-binding recommendation of our senior management team, the experience of its members to assess the competitiveness of the local employment markets in which we compete for qualified and skilled employees in the industries in which we operate and certain gross and net utilization analyses of our equity awards relative to our peer group prepared by the independent compensation consultant. Historically, the compensation committee has considered and approved these annual grants in the first quarter of each fiscal year with respect to the prior year’s performance as part of our annual employee performance review process. Merit-based awards in the form of RSUs were granted to employees, including our named executive officers, in March 2018. The March 2018 annual merit-based awards granted to our named executive officers are described below.

2018 Equity Awards

In March 2018, as part of the Company’s annual review process for fiscal 2018, Mr. Moriarty was granted 200,000 RSUs. One-third (1/3) of this RSU award vested on March 1, 2019, and the remaining two-thirds (2/3) will vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to Mr. Moriarty’s continued service with the Company through each applicable vesting date. The compensation committee determined to give Mr. Moriarty that grant in view of the significant progress made by Mr. Moriarty in driving the transformation of the business through a challenging time.

In March 2018, in connection with the Company’s annual employee performance review process, our named executive officers were given the following grants:

Named Executive Officer	FY 2017 Annual RSU Grant	FY 2018 Annual RSU Grant
Sean Moriarty	200,000	200,000
Brian Pike	65,000	65,000
Dion Camp Sanders	50,000	45,000

Each of these RSU awards is scheduled to vest over three years, with one-third (1/3) of the award having vested on March 1, 2019 (except in the case of Mr. Camp Sanders, who departed the Company in January 2019) and the remaining two-thirds (2/3) vesting in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to the applicable named executive officer’s continued service with the Company through each applicable vesting date.

Mr. Reigersman joined the Company as our Chief Financial Officer in December 2017.  Pursuant to the terms of his employment agreement, in February 2018, upon approval by the compensation committee at the next regularly scheduled meeting after the date on which he joined the Company, Mr. Reigersman was granted 175,000 RSUs which vest over four years with 25% of the RSU award having vested on December 15, 2018 and an additional 1/48th of the RSU award vesting each monthly anniversary thereafter, subject to Mr. Reigersman’s continued service with the Company.

Mr. Wergeles joined the Company as our Executive Vice President, General Counsel in April 2018. Pursuant to the terms of his employment agreement, in May 2018, upon approval of the compensation committee at the next regularly scheduled meeting after the date on which he joined the Company, Mr. Wergeles was granted 100,000 RSUs which vest over four years with 25% of the RSU award vesting on May 2, 2019 and an additional 1/48th of the RSU award vesting each monthly anniversary thereafter, subject to Mr. Wergeles’ continued service with the Company through each applicable vesting date. Mr. Wergeles’ RSU grant was structured in a manner designed to induce him to join the Company as its Executive Vice President, General Counsel, and the amount of the grant was determined on an arm’s-length negotiation between Mr. Wergeles and Mr. Moriarty.

Pursuant to the terms of the named executive officers’ employment agreements with the Company, these awards are subject to accelerated vesting under certain circumstances, as described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Savings and Other Benefits

We maintain a 401(k) retirement savings plan for our employees based in the U.S., including the named executive officers, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts and/or post-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. We match 50% of contributions made by all participants (including our named executive officers) in the 401(k) plan, up to a contribution level of 6% of the respective participant’s annual gross salary for the then-current calendar year (the “Company 401(k) Match”). The Company 401(k) Match vests in full following the completion of the participant’s first year of employment, and each matching contribution under the Company 401(k) Match following the first year of employment is fully vested at the time of contribution. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees.

Employee Benefits and Perquisites

Additional benefits received by our employees, including the named executive officers, consist of medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, supplemental group accident insurance and a gym subsidy. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

We do not believe that perquisites or other personal benefits are a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be approved and subject to periodic review by the compensation committee.

Severance and Change in Control Benefits

As more fully described below under “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Executive Compensation—Potential Payments Upon Termination or Change in Control,” each named executive officer’s employment agreement provides for certain payments and/or benefits upon a qualifying termination of service and/or in connection with a change in control. We believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may ultimately be adverse to such officer’s job security. We further believe that the risks to job security associated with executive officer roles are heightened for public company officers due to market factors, takeover potential and other typical pressures on publicly traded companies, including meeting or exceeding analyst and investor expectations. Accordingly, the compensation committee has determined that severance and change in control protections are appropriate for our named executive officers. In determining the amounts of, and triggers applicable to, the various benefits and protections described below, the compensation committee considered input provided by its compensation consultant as to the appropriate levels and triggers, but based its ultimate determinations as to appropriate terms and conditions on the collective experience of its members.

As described in greater detail below under “Executive Compensation—Potential Payments Upon Termination or Change in Control,” as of December 31, 2018, severance triggers provided in our named executive officers’ employment agreements with the Company included: (i) termination “without cause”; (ii) termination due to death or disability; (iii) for Mr. Moriarty, termination for “good reason” (in all contexts); and (iv) for Messrs. Reigersman, Pike, Sanders and Wergeles, termination for “good reason” in the context of a change in control. We believe that terminations “without cause” or due to death or disability constitute the types of non-culpable and unanticipated events which, absent suitable protections, often give rise to anxiety and distraction and are therefore appropriate severance triggers. In addition, we believe that Mr. Moriarty is particularly susceptible to the types of demotion and other constructive terminations against which “good reason” severance triggers are generally intended to protect and, accordingly, we believe that a “good reason” severance trigger is appropriate for Mr. Moriarty. We also believe that, following a change in control, all officers are subject to a heightened risk of demotion or other constructive termination and, therefore, we included “good reason” severance triggers for Messrs. Reigersman, Pike, Sanders and Wergeles in the change in control context. We believe that the “double trigger” change in control benefits we provide to our executive officers (other than Mr. Moriarty), which require a qualifying termination of employment in connection with a change in control of the Company as a condition to receipt of any change in control payments, properly incentivize our executives by providing appropriate protections against involuntary job loss in the event the Company is acquired. In addition to his severance triggers, Mr. Moriarty’s employment agreement provides for the acceleration of vesting of certain outstanding equity awards if he remains employed by the Company through the consummation of a change in control, as defined in his amended and restated employment agreement. We believed that this was appropriate in light of the operational challenges faced by the Company at the time Mr. Moriarty was hired and at the time we entered into his amended and restated employment agreement, and we wanted to ensure that Mr. Moriarty was sufficiently compensated in the event a strategic transaction was in the best interest of the Company’s stockholders, as a significant portion of his compensation was in the form of equity awards. Moreover, our executives are not entitled to any excise tax gross-ups on change in control payments. In February 2019, the severance arrangements for Messrs. Reigersman, Pike and Wergeles were modified. See Executive Compensation—Potential Payments Upon Termination or Change in Control.

Tax, Accounting and Other Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain “covered employees”. For taxable years beginning before January 1, 2018, (i) these “covered employees” consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements were met.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our compensation committee’s control also affect the deductibility of compensation. Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments or acceleration of vesting of stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, the compensation committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the compensation committee may, in its judgment and discretion, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. Notwithstanding such judgment and discretion, each of the current employment agreements with our named executive officers provides that, to the extent that any payment or benefit to be received by such named executive officer would be subject to an excise tax under Section 4999 of the Code, such payment and/or benefit will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit payable to the named executive officer than receiving the full amount of any such payments.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of approved assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock, RSUs and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. The compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Limitations on Hedging and Pledging Stock

Our Insider Trading Compliance Program, which applies to all of our directors and employees, including our executive officers, prohibits aggressive or speculative stock trading techniques, including the purchase or sale of put or call options related to our common stock which is listed on the NYSE. Furthermore, our Insider Trading Compliance Program only permits the pledge of shares to act as collateral for a margin loan when an executive officer, director or employee is not subject to a designated black-out period, thereby limiting the ability of officers, directors and employees to have margin loans secured by our common stock.

Compensation Committee Report

The following report of the compensation committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board

Brian Regan—Chairperson

Mitchell Stern

John Pleasants

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean Moriarty,	2018	400,000	260,000	1,600,000	—	8,486	2,268,486
Chief Executive Officer	2017	400,000	260,000	1,620,000	—	10,010	2,290,010
	2016	400,000	256,000	3,396,500	—	15,167	4,067,667
Jantoon Reigersman,	2018	350,000	165,000	1,338,750	—	8,250	1,862,000
Chief Financial Officer(4)	2017	21,314	—	—	—	—	21,314
	—	—	—	—	—	—	—
Brian Pike,	2018	350,000	145,000	520,000	—	8,486	1,023,486
Chief Operating Officer and	2017	350,000	135,000	526,500	—	13,010	1,024,510
Chief Technology Officer	2016	350,000	125,000	265,500	—	13,090	753,590
Adam Wergeles, Executive	2018	230,208	90,000	750,000	—	6,156	1,076,364
Vice President, General	—	—	—	—	—	—	—
Counsel(5)	—	—	—	—	—	—	—
Dion Camp Sanders,	2018	300,000	—	360,000	—	9,250	669,250
Formerly Executive Vice	2017	300,000	70,000	405,000	—	7,524	782,524
President, Marketplaces(6)	2016	125,000	55,000	291,000	149,320	356	620,676

(1)                                 Amounts reflect the discretionary annual cash bonuses paid to each named executive officer with respect to the applicable fiscal year performance.

(2)                                 Amounts reflect the aggregate grant-date fair value of RSUs or stock options, as applicable, granted in each applicable fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to the named executive officers is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 4, 2019. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the named executive officer), or that the value upon vesting, settlement or exercise, as applicable, will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)                                 Details regarding the amounts included in “All Other Compensation” for fiscal 2018 are set forth in the following table.

Name	Year	Life/ Disability Insurance Premiums ($)	401(k) Plan Matching ($)
Sean Moriarty	2018	236	8,250
Jantoon Reigersman	2018	—	8,250
Brian Pike	2018	236	8,250
Adam Wergeles	2018	—	6,156
Dion Camp Sanders	2018	1,000	8,250

(4)                                 Mr. Reigersman joined the Company as its Chief Financial Officer in December 2017 and, therefore, was not a named executive officer of the Company in fiscal 2016. His salary for fiscal 2017 represents a pro-rated portion of his base salary of $350,000 for the period since his start date through the end of fiscal 2017 and he did not receive a discretionary annual cash bonus for 2017. Since Mr. Reigersman joined the Company in December 2017 and his initial RSU grant was approved at the next regularly scheduled meeting of the compensation committee following his start date in February 2018, he did not receive any RSUs during fiscal 2017.

(5)                                 Mr. Wergeles joined the Company as its Executive Vice President, General Counsel in April 2018 and, therefore, was not a named executive officer of the Company in fiscal 2016 or 2017. His salary for fiscal 2018 represents a pro-rated portion of his base salary of $325,000 for the period since his start date through the end of fiscal 2018. He received a partial discretionary annual cash bonus for 2018.

(6)                                 On June 25, 2018, Mr. Camp Sanders transitioned from Executive Vice President, Marketplaces to Executive Vice President, Corporate Development, which role the Company has historically not treated an executive office for purposes of Rule 3b-7 under the Exchange Act or under Item 402(a)(3) of Regulation S-K. Mr. Camp Sanders resigned from the Company in January 2019.

Grants of Plan-Based Awards in 2018

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2018.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Sean Moriarty	March 2, 2018	200,000	1,600,000
Jantoon Reigersman	February 13, 2018	175,000	1,338,750
Brian Pike	March 2, 2018	65,000	520,000
Adam Wergeles	May 2, 2018	100,000	750,000
Dion Camp Sanders(3)	March 2, 2018	45,000	360,000

(1)                                 Each award included in this column represents an award of RSUs. The vesting schedule applicable to each of these RSU awards is set forth below under “—Outstanding Equity Awards at 2018 Fiscal Year-End” and, to the extent the awards are subject to accelerated vesting under certain circumstances, those circumstances are described below under “—Potential Payments Upon Termination or Change in Control.” Additional details regarding these RSU awards is set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Long-Term Equity Incentives.”

(2)                                 Amounts reflect the aggregate grant-date fair value of the RSUs granted in 2018, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Information regarding the assumptions used to calculate the value of all such awards made to the named executive officers is provided in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 4, 2019. There can be no assurance that awards will vest (and if awards do not vest, no value will be realized by the named executive officer), or that the value upon vesting or settlement will approximate the aggregate grant date fair value determined under ASC Topic 718.

(3)                                 On June 25, 2018, Mr. Camp Sanders transitioned from Executive Vice President, Marketplaces to Executive Vice President, Corporate Development, which role the Company has historically not treated an executive office for purposes of Rule 3b-7 under the Exchange Act or under Item 402(a)(3) of Regulation S-K.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Below are summaries of the key terms of the employment agreements applicable to our named executive officers (referred to herein as the “employment agreements”). The employment agreements also provide for certain severance and change-in-control payments and benefits, as described below under “Potential Payments Upon Termination or Change in Control.” Additional details regarding the base salaries, discretionary cash bonuses and other benefits provided to our named executive officers for fiscal 2018 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Base Salary”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Discretionary Cash Compensation”, “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Retirement Savings and Other Benefits” and “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Employee Benefits and Perquisites.” Additional details regarding the material terms of the equity awards granted to our named executive officers in fiscal 2017 are set forth above under “Compensation Discussion and Analysis—Principal Components of Executive Compensation Program—Long-Term Equity Incentives.”

Sean Moriarty.  On January 5, 2016, we entered into an Amended and Restated Employment Agreement with Mr. Moriarty (the “Moriarty Agreement”) that became effective as of January 5, 2016 and expires on January 5, 2019, unless earlier terminated. The term of the 2016 Moriarty Agreement is subject to automatic one-year renewal terms unless either we or Mr. Moriarty give written notice of termination at least 90 days prior to the end of the applicable term.

The Moriarty Agreement sets forth Mr. Moriarty’s fiscal 2016 annual base salary of $400,000. Mr. Moriarty’s annual base salary has since remained the same as the annual base salary set forth under the Moriarty Agreement. The Moriarty Agreement also provides Mr. Moriarty with the opportunity to earn an annual discretionary cash performance bonus targeted at 80% of his base salary in effect for any calendar year, based on the achievement of individual and Company-based performance criteria established by the Company’s Board or compensation committee, after consultation with Mr. Moriarty. For fiscal 2017, Mr. Moriarty’s bonus target was increased to 100% of his annual base salary, and such bonus target remained the same for fiscal 2018. Under the Moriarty Agreement, Mr. Moriarty is eligible to earn an additional discretionary cash bonus if the performance metric(s) applicable to his annual bonus opportunity is or are attained at the “target” level and the full target bonus becomes payable to him. Mr. Moriarty is also entitled to participate in customary health, welfare and fringe benefit plans. The Moriarty Agreement provides for various equity grants.

Jantoon Reigersman.  In November 2017, we entered into an employment agreement with Mr. Reigersman (the “Reigersman Agreement”) in connection with his appointment as Chief Financial Officer, which was effective as of December 11, 2017 and has a term of four years from the effective date, unless earlier terminated. The Reigersman Agreement provides for an annual base salary of $350,000, subject to increase at the discretion of the compensation committee. Mr. Reigersman’s fiscal 2018 annual base salary remained the same as the annual base salary set forth under the Reigersman Agreement. The Reigersman Agreement also provides Mr. Reigersman with the opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary, based on the attainment of individual and/or Company-based performance criteria established by the Company’s board of directors or compensation committee. Mr. Reigersman is entitled to participate in customary health, welfare and fringe benefit plans. The Reigersman Agreement provides for various equity grants.

Brian Pike.  On May 21, 2015, we entered into an Amended and Restated Employment Agreement with Mr. Pike (the “Pike Agreement”) that became effective as of May 21, 2015 and has a term of four years from the effective date, unless earlier terminated. The Pike Agreement provides for an annual base salary of $350,000. Mr. Pike’s annual base salary has remained the same as the annual base salary set forth under the Pike Agreement. The Pike Agreement also provides Mr. Pike with an opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary actually paid for such calendar year, based on the attainment of Company performance metrics applicable to senior employees and/or individual performance objectives, in each case as established and approved by the Company’s Board or the compensation committee. Mr. Pike is entitled to participate in customary health, welfare and fringe benefit plans. The Pike Agreement provides for various equity grants.

Adam Wergeles.  On March 27, 2018, we entered into an employment agreement with Mr. Wergeles (the “Wergeles Agreement”) in connection with his appointment as Executive Vice President, General Counsel, which was effective as of April 16, 2018 and has a term of four years from the effective date, unless earlier terminated. The Wergeles Agreement provides for an annual base salary of $325,000, subject to increase at the discretion of the compensation committee. The Wergeles Agreement also provides Mr. Wergeles with the opportunity to earn an annual discretionary cash performance bonus targeted at 50% of his annual base salary, based on the attainment of individual and/or Company-based performance criteria established by the Company’s board of directors or compensation committee. Mr. Wergeles is entitled to participate in customary health, welfare and fringe benefit plans. The Wergeles Agreement provides for various equity grants.

Dion Camp Sanders.  In August 2016, we entered into an employment agreement with Mr. Camp Sanders (the “Sanders Agreement”) in connection with his appointment as Executive Vice President, Marketplaces, which was effective as of August 1, 2016 and had a term of four years from the effective date, unless earlier terminated. The Sanders Agreement provided for an annual base salary of $300,000, subject to increase at the discretion of the compensation committee. Mr. Camp Sanders’ fiscal 2018 annual base salary remained the same as the annual base salary set forth under the Sanders Agreement. The Sanders Agreement also provided Mr. Camp Sanders with the opportunity to earn an annual discretionary cash performance bonus targeted at 30% of his annual base salary actually paid for such calendar year, based on the attainment of individual and/or Company-based performance criteria established by the Company’s Board or compensation committee. For fiscal 2018, Mr. Sander’s bonus target was increased to 40% of his annual base salary. Mr. Camp Sanders was entitled to participate in customary health, welfare and fringe benefit plans. The Sanders Agreement provided for various equity grants. Mr. Camp Sanders resigned as our Executive Vice President, Corporate Development effective January 11, 2019. In connection with his resignation, Mr. Camp Sanders’ employment agreement was terminated along with any and all severance rights under such agreement, and any and all unvested and outstanding equity awards were terminated in accordance with their terms.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table summarizes, for each named executive officer, the number of shares of our common stock underlying outstanding equity incentive plan awards as of December 31, 2018. Unless otherwise indicated in the footnotes, the equity incentive plan awards were granted under the 2010 Plan.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested	Market Value Of Shares Or Units Of Stock That Have Not Vested ($)(1)
Sean Moriarty	March 2, 2018(2)	—	—	—	—	200,000	1,370,000
	February 21, 2017(3)	—	—	—	—	83,338	570,865
	February 26, 2016(4)	—	—	—	—	12,501	85,632
	January 5, 2016(5)	—	—	—	—	12,500	85,625
	August 8, 2014(6)	694,863	—	9.77	August 8, 2024	—	—
	August 8, 2014(6)	184,130	—	14.66	August 8, 2024	—	—
	August 8, 2014(6)	184,130	—	19.54	August 8, 2024	—	—
Jantoon Reigersman	February 13, 2018(7)	—	—	—	—	131,250	899,063
Brian Pike	March 2, 2018(2)	—	—	—	—	65,000	445,250
	February 21, 2017(3)	—	—	—	—	27,085	185,532
	February 26, 2016(4)	—	—	—	—	4,167	28,544
	May 21, 2015(8)	67,187	7,813	5.29	May 21, 2025	—	—
	May 21, 2015(9)	—	—	—	—	6,250	42,813
	December 18, 2014(10)	30,000	—	5.95	December 18, 2024	—	—
	December 18, 2014(10)	100,000	—	5.95	December 18, 2024	—	—
Adam Wergeles	May 2, 2018(11)	—	—	—	—	100,000	685,000
Dion Camp	March 2, 2018(2)	—	—	—	—	45,000	308,250
Sanders(12)	February 21, 2017(3)	—	—	—	—	20,835	142,720
	August 2, 2016(12)(13)	27,083	20,834	5.82	August 2, 2026	—	—
	August 2, 2016(12)(14)	—	—	—	—	12,501	85,632

(1)                                 The market value of RSUs that have not vested is calculated based on the closing trading price of a share of our common stock as reported on the NYSE on December 31, 2018 ($6.85), the last trading day of fiscal 2018.

(2)                                 Approximately one-third (1/3) of the RSUs subject to this award (other than Mr. Camp Sanders’ RSUs) vested on March 1, 2019 and the remaining two-thirds (2/3) of the RSUs subject to this award vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(3)                                 Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2018 and the remaining two-thirds (2/3) of the RSUs subject to this award vest in twenty-four (24) substantially equal installments on each monthly anniversary thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(4)                                 Approximately one-third (1/3) of the RSUs subject to this award vested on March 1, 2017, and the remaining two-thirds (2/3) of the RSUs subject to this award vest in eight (8) substantially equal quarterly installments thereafter, commencing on June 1, 2017, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(5)                                 150,000 of the RSUs subject to this award vested on January 5, 2017. The remaining RSUs subject to this award vest as follows: (i) 200,000 of the RSUs vest in twelve (12) substantially equal monthly installments commencing on February 5, 2017, and (ii) 150,000 of the RSUs will vest in twelve (12) substantially equal monthly installments commencing on February 5, 2018, in each case subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(6)                                 This stock option is fully vested.

(7)                                 Twenty-five percent (25%) of the RSUs subject to this award vested on December 15, 2018 and the remaining RSUs subject to this award vest in thirty-six (36) substantially equal installments on each monthly anniversary thereafter subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(8)                                 Twenty-five percent (25%) of the shares subject to this stock option vested and became exercisable on May 21, 2016 and an additional 1/48th of the shares subject to this stock option vest and become exercisable on each monthly anniversary of May 21, 2016 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(9)                                 The RSUs subject to this award vest in four equal annual installments of 6,250 RSUs commencing on May 15, 2016, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(10)                          This stock option is fully vested.

(11)                          Twenty-five percent (25%) of the RSUs subject to this award will vest on April 16, 2019 and the remaining RSUs subject to this award vest in thirty-six (36) substantially equal installments on each monthly anniversary thereafter subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(12)                          Mr. Camp Sanders resigned as our Executive Vice President, Corporate Development effective January 11, 2019. In connection with his resignation, all of his unvested and outstanding equity awards were terminated in accordance with their terms.

(13)                          Twenty-five percent (25%) of the shares subject to this stock option vested and become exercisable on August 1, 2017 and an additional 1/48th of the shares subject to this stock option vest and become exercisable on each monthly anniversary of August 1, 2017 thereafter, subject to continued service with the Company through each applicable vesting date and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

(14)                          Approximately one-third (1/3) of the RSUs subject to this award vested on August 15, 2017, and the remaining two-thirds (2/3) of the RSUs subject to this award vest in eight (8) substantially equal quarterly installments thereafter, commencing on November 15, 2017, subject to continued service with the Company through each applicable vesting dates and accelerated vesting under certain circumstances as described below under “—Potential Payments Upon Termination or Change in Control.”

2018 Option Exercises and Stock Vested

The following table provides information regarding the vesting of RSU awards and the exercise of stock options for each named executive officer during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sean Moriarty	—	—	320,829	2,882,194
Jantoon Reigersman	—	—	43,750	326,375
Brian Pike	—	—	73,338	651,527
Dion Camp Sanders	2,083	8,707	45,837	401,666

(1)                                 Value realized on exercise is calculated as the product of (a) the number of shares of our common stock for which the stock options were exercised and (b) the difference between the closing price of our common stock as reported on the NYSE on the exercise date and the exercise price per share of the applicable stock options.

(2)                                 Value realized on vesting is calculated as the product of (a) the number of shares of our common stock underlying the RSUs that vested and (b) the closing price of our common stock as reported on the NYSE on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees.

Potential Payments Upon Termination or Change in Control

The following summarizes the payments and benefits that our named executive officers would be entitled to receive upon certain qualifying terminations of employment and/or a change in control. As discussed above under “Compensation Discussion and

Analysis,” we believe that severance and change in control protections are important components of our named executive officers’ compensation packages because these protections provide security and stability that help enable our named executive officers to focus on their duties and responsibilities to the Company and to act with the best interests of the Company and its stockholders in mind at all times, even under circumstances where the interests of the Company and its stockholders may be adverse to the executive’s job security.

Sean Moriarty

Termination of Employment

Pursuant to the Moriarty Agreement, if Mr. Moriarty’s employment is terminated by the Company without “cause”, by Mr. Moriarty for “good reason” or as a result of Mr. Moriarty’s death or “disability” (each, as defined in the Moriarty Agreement), then, in addition to payments of accrued compensation and benefits through the date of termination, Mr. Moriarty would be entitled to receive the following benefits:

•                  continuation payments totaling two times Mr. Moriarty’s annual base salary then in effect, payable over the two-year period following the termination of employment (or, in connection with a change in control, as a lump-sum payment);

•                  a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are paid to the Company’s senior executives generally for such year;

•                  a lump-sum payment in an amount equal to a pro-rata portion of Mr. Moriarty’s annual bonus with respect to the fiscal year in which the date of termination occurs (calculated based on the prior year bonus actually paid or, if Mr. Moriarty elects to forego a bonus in a given fiscal year, a pro-rata portion of the annual bonus amount the Company’s compensation committee determined he was eligible to receive for the prior year), payable on the first payroll date occurring on or after the 30th day following the termination date;

•                  Company-paid healthcare continuation coverage for Mr. Moriarty and his dependents for up to eighteen months after the termination date; and

•                  (i) upon a qualifying termination outside the change in control context, accelerated vesting of each then unvested equity award held by Mr. Moriarty on the termination date with respect to the number of shares underlying each such equity award that would have vested over the one-year period immediately following the termination date had such qualifying termination not occurred, provided that if Mr. Moriarty had been terminated within one year of the effective date of the Moriarty Agreement, he would have been entitled to accelerated vesting with respect to 50% of the total number of restricted stock units granted to Mr. Moriarty in January 2016 (the “ 2016 RSU Award”) on the termination date; or (ii) upon a qualifying termination in connection with a change in control, full accelerated vesting of each then-outstanding and unvested equity award held by Mr. Moriarty on the later of the termination date and the date of such change in control.

Mr. Moriarty’s right to receive the severance payments, benefits and equity accelerations described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by Mr. Moriarty would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Moriarty than receiving the full amount of such payments.

Change in Control

If Mr. Moriarty remains employed by the Company through the consummation of a change in control (as defined in his employment agreement), (i) each then-unvested stock option granted to Mr. Moriarty in August 2014 (collectively, the “2014 Moriarty Stock Options”) will vest and become exercisable immediately prior to the change in control with respect to 50% of the total number of shares underlying such 2014 Moriarty Stock Options (or such lesser number of shares subject to such 2014 Moriarty Stock Options that remains unvested immediately prior to such change in control); and (ii) any unvested portion of the 2016 RSU Award will vest in full immediately prior to the change in control. If a change in control had occurred on December 31, 2018, Mr. Moriarty would have received $3,210,498, which represents the aggregate value of his accelerated RSUs based on the closing price of the Company’s common stock on December 31, 2018 (the last trading day of fiscal 2018). Mr. Moriarty would not have received any payments with respect to the unvested 2014 Moriarty Stock Options because all of such options that would have vested on an accelerated basis have a per share exercise price that is higher than the Company’s closing stock price for a share of its common stock on December 31, 2018.

Jantoon Reigersman; Brian Pike; Adam Wergeles; Dion Camp Sanders

Prior to February 14, 2019, if the employment of Messrs. Reigersman, Pike, Wergeles or Sanders was terminated by the Company without “cause,” by the executive for “good reason” in connection with a “change in control,” or as a result of the executive’s death or “disability” (each, as defined in the applicable employment agreement and each, a “qualifying termination”), then, in addition to payments of accrued compensation and benefits through the date of termination, the executive would have been entitled to receive the following:

•                  a lump-sum payment in an amount equal to six months of his annual base salary in effect on the date of termination, payable on the 60th day following the date of termination;

•                  a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are generally paid for such year;

•                  Company-paid healthcare continuation coverage for the executive and his dependents for up to six months after the termination date; and

•                  upon a qualifying termination in connection with a change in control, all outstanding equity awards held by the executive shall vest and, as applicable, become exercisable on the later of the termination date and the date of such change in control.

On February 14, 2019, the compensation committee approved changes to the employment agreements of Messrs. Reigersman, Pike and Wergeles such that in the event any of the executive’s employment is terminated by reason of a qualifying termination, in each case other than in connection with a “change in control” (each, as defined in the applicable employment agreement), each executive will be entitled to:

•                  a lump-sum payment in an amount equal to 12 months of his then-current annual base salary;

•                  a lump-sum payment in an amount equal to any earned but unpaid bonus for the fiscal year that ends on or before the date of termination, payable on the date on which annual bonuses are generally paid for such year;

•                  accelerated vesting of each then unvested outstanding equity award held by the executive on his termination date with respect to the number of shares underlying each such equity award that would have vested over the 12 month period immediately following the termination date had such qualifying termination not occurred; and

•                  Company-paid healthcare continuation coverage for such executive and his dependents for up to 12 months after the termination date.

In the event that Messrs. Reigersman or Wergeles is terminated by the Company without “cause” or terminates his employment for “good reason” or Mr. Pike’s employment is terminated by reason of a qualifying termination, in each case in connection with a “change in control”, each shall also be entitled to:

•                  a lump-sum payment equal to the amount of the annual bonus paid to the executive during the prior fiscal year pro-rated based upon the length of his employment during the year of termination; and

•                  full accelerated vesting of all of the executive’s then unvested outstanding equity awards held by the executive on his termination date.

The executive’s right to receive the severance payments, benefits and equity accelerations described above is subject to the executive’s delivery and non-revocation of an effective general release of claims in favor of the Company. In addition, to the extent that any payment or benefit to be received by the executive would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.

Mr. Camp Sanders voluntarily resigned as our Executive Vice President, Corporate Development, effective January 11, 2019.  In connection with his resignation, Mr. Camp Sanders’ employment agreement was terminated along with his severance rights.

Summary of Potential Payments

The following table summarizes the payments that would have been made to our named executive officers upon certain qualifying terminations of employment or service, as the case may be, including in connection with a change in control, assuming that each named executive officer’s termination of employment, as the case may be, with the Company occurred on December 31, 2018 and, where relevant, that a change in control of the Company occurred on December 31, 2018. Amounts shown in the table below do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees.

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)(1)	Termination for Good Reason Not in Connection with a Change in Control ($)(1)	Termination due to death or Disability Not in Connection with a Change in Control ($)(1)	Qualifying Termination in Connection with a Change in Control ($)(2)
Sean Moriarty	Cash Severance(3)	1,060,000	1,060,000	1,060,000	1,060,000
	Value of Accelerated Vesting of RSUs(4)	1,427,081	1,427,081	1,427,081	2,112,122
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	—
	Value of Continued Health Care Coverage Premiums(6)	42,376	42,376	42,376	42,376
	Total	2,529,457	2,529,457	2,529,457	3,214,498
Jantoon Reigersman	Cash Severance(3)	340,000	—	340,000	340,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	899,063
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	—
	Value of Continued Health Care Coverage Premiums(6)	13,972	—	13,972	13,972
	Total	353,972	—	353,972	1,253,034
Brian Pike	Cash Severance(3)	320,000	—	320,000	320,000
	Value of Accelerated Vesting of RSUs(4)	—	—	—	702,139
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	12,188
	Value of Continued Health Care Coverage Premiums(6)	16,008	—	16,008	16,008
	Total	336,008	—	336,008	1,050,335
Adam Wergeles	Cash Severance(3)	252,500	—	252,500	252,500
	Value of Accelerated Vesting of RSUs(4)	—	—	—	685,000
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	--
	Value of Continued Health Care Coverage Premiums(6)	8,325	—	8,325	8,325
	Total	260,825	—	260,825	945,825
Dion Camp Sanders(7)	Cash Severance(3)	208,500	—	208,500	208,500
	Value of Accelerated Vesting of RSUs(4)	—	—	—	536,602
	Value of Accelerated Vesting of Stock Options(5)	—	—	—	21,459
	Value of Continued Health Care Coverage Premiums(6)	11,837	—	11,837	11,837
	Total	220,337	—	220,337	778,397

(1)                              Each of these columns reflects potential termination payments for terminations that are not in connection with a change in control, as defined in the respective employment agreements.

(2)                                 “Qualifying Terminations in connection with a Change in Control” include terminations without “cause”, for “good reason” and due to death or “disability”, in each case as defined in the respective employment agreements. The timing for what constitutes a Qualifying Termination “in connection with a Change in Control” is set forth in each employment agreement.

(3)                                 Represents cash severance provided under the respective employment agreement consisting of continuation payments of base salary (two years for Mr. Moriarty and six months for the other named executive officers) and earned but unpaid bonus for fiscal 2018. Since our bonuses for fiscal 2018 were discretionary, for purposes of this table, earned and unpaid bonuses for fiscal 2018 for the named executive officers other than Mr. Camp Sanders are based on actual bonuses paid for fiscal 2018. For Mr. Camp Sanders, whose employment terminated in January 2019, we assumed that he would have been paid 65% of his target bonus, which is the avergage percentage of the bonus target paid in 2018.

(4)                                 Represents the aggregate value of the executive’s unvested RSUs that would have vested on an accelerated basis, calculated by multiplying the number of accelerating RSUs by our closing stock price on December 31, 2018 ($6.85).

(5)                                 Represents the aggregate value of the executive’s unvested stock options that would have vested on an accelerated basis, to the extent that such stock options have an exercise price lower than our closing stock price on December 31, 2018 ($6.85). The aggregate value is calculated by multiplying the number of accelerating stock options by the difference between the closing stock price of a share of our common stock on the NYSE on December 31, 2018 and the per share exercise price of such stock options. The named executive officers would not have received any payments with respect to other unvested stock options that have a per share exercise price that is higher than a share of our closing stock price on December 31, 2018.

(6)                                 Represents the cost of Company-subsidized continued benefits for the payout period provided under each named executive officer’s employment agreement (18 months for Mr. Moriarty and six months for the other named executive officers), based on our then-applicable costs to provide such coverage.

(7)                                 Mr. Camp Sanders voluntarily resigned as our Executive Vice President, Corporate Development, effective January 11, 2019.  In connection with his resignation, Mr. Camp Sanders’ employment agreement was terminated along with his severance rights.

CEO PAY RATIO

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to Mr. Moriarty. The paragraphs that follow describe our methodology and the resulting CEO pay ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2018, including employees who joined the Company as part of our acquisition of Well+Good LLC in June 2018.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total compensation of our employees.   Specifically, we identified the median employee by looking at annual base pay, commissions/bonuses earned, the aggregate grant date fair value for equity awards granted, and life/disability insurance premiums and 401(K) employer matching contributions paid, and employed the calculation methodology laid out below.

Compensation Component	Calculation Methodology

Base Salary Compensation

We used actual 2018 earnings from payroll records for permanent full-time and part-time employees hired prior to January 1, 2018 and annualized earnings for permanent full-time and part-time employees hired thereafter.

Commission Compensation

We used actual 2018 commission payments from payroll records for permanent full-time and part-time employees hired prior to January 1, 2018 and annualized commission payments for permanent full-time and part-time employees hired thereafter.

Bonus Compensation

We used actual 2018 bonus payments from payroll records for permanent full-time and part-time employees hired prior to January 1, 2018. For permanent full-time and part-time employees hired after January 1, 2018, we assumed that they were paid at 65% of their target bonuses set at their hire date. We used 65% of target because that was the average percentage of the bonus target paid in 2018.

Equity Compensation	We used the aggregate grant date fair value of equity awards actually granted during fiscal 2018, computed in accordance with ASC Topic 718.

Life/Disability Insurance Premiums

We used the actual premiums paid for permanent full-time and part-time employees hired before January 1, 2018 and annualized the premiums paid for basic life insurance, basic accidental death and dismemberment insurance, short-term disability and long-term disability, based on the individual’s base salary, for permanent full-time and part-time employees hired thereafter.

401K Matching Contributions

We used actual 2018 401(K) employer matching contributions from payroll records for permanent full-time and part-time employees hired prior to January 1, 2018 and actual 401(K) employer matching contributions for permanent full-time and part-time employees hired thereafter.

De Minimis Exception

We excluded our seven non-U.S. employees, which represented less than 5% of our total work of 348 employees at December 31, 2018. Of the seven non-U.S. employees, four employees were in the United Kingdom, one employee was in Argentina and two employees were in Australia.

Methodology and Pay Ratio

After applying our CACM methodology and excluding the employees listed above, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $114,966. Our CEO’s compensation as reported in the Summary Compensation Table was $2,268,486. Therefore, our CEO to median employee pay ratio is 20:1.

This information is being provided for compliance purposes. Neither the compensation committee nor management of the Company used the pay ratio measure in making compensation decisions.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding compensation plans under which our equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($/share)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by stockholders(2)	3,775,226(3)	$9.65	4,888,165(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,775,226	$9.65	4,888,165

(1)                                 The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price. There are no warrants or other rights outstanding.

(2)                                 Consists of the 2006 Plan, the 2010 Plan, and the Leaf Group Ltd. 2010 Employee Stock Purchase Plan (the “ESPP”). We are no longer permitted to grant awards under the 2006 Plan.

(3)                                 Under the ESPP, eligible employees are permitted to purchase shares of our common stock at a discount on certain dates through payroll deductions within a pre-determined offering period. Accordingly, the number of shares of common stock to be issued upon exercise of outstanding rights under the ESPP as of December 31, 2018 is not determinable and is therefore not included.

(4)                                 Includes (i) 3,308,631 shares available for issuance under the 2010 Plan and (ii) 1,579,534 shares reserved for issuance under the ESPP. The aggregate number of securities available for issuance under awards granted pursuant to the 2010 Plan as of December 31, 2018 is equal to the sum of (i) 4,888,165 shares; plus (ii) any shares of our common stock subject to awards under the 2006 Plan that terminate, expire or lapse for any reason after December 31, 2018; plus (iii) an annual increase in shares on the first day of each calendar year through 2020. The annual increase will be equal to the lesser of (A) 1,200,000 shares, (B) 5% of our common stock outstanding on the last day of the prior calendar year or (C) such smaller number of shares as may be determined by the Board or the compensation committee of the Board. Shares available for issuance under the 2010 Plan can be granted pursuant to stock options, restricted stock, RSU and other incentive awards selected by the plan administrator and shares subject to forfeited or expired awards under the 2010 plan are available for future grant. As of December 31, 2018, 24,802 shares were subject to purchase based upon the payroll deductions to that date under the ESPP for the current purchase period, which runs until May 15, 2019.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 11, 2019 for:

•                  each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding shares of common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our current directors and executive officers as a group.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 25,794,703 shares of common stock outstanding at March 11, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and/or RSUs held by that person or entity that are currently exercisable or exercisable within 60 days of March 11, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Name of Beneficial Owner	Shares of Common Stock Owned	Rights to Acquire Common Stock(1)	Total Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders
Entities affiliated with Oak Investment Partners(2)	4,487,062	—	4,487,062	17.4%
Entities affiliated with Spectrum Equity(3)	2,770,540	—	2,770,540	10.7%
Entities affiliated with Osmium Partners(4)	1,967,795	711,700	2,679,495	10.1%
Directors and Named Executive Officers
Sean Moriarty(5)	314,243	1,085,345	1,399.588	5.4%
Jantoon Reigersman(6)	32,930	7,292	40,222	*
Brian Pike(7)	124,602	210,658	335,260	1.3%
Adam Wergeles(8)	—	25,000	25,000	*
Dion Camp Sanders(9)	42,574	—	42,574	*
Deborah Benton	—	—	—	—
Beverly K. Carmichael	—	—	—	—
John A. Hawkins(10)	799,999	—	799,999	3.1%
John Pleasants(11)	13,710	32,345	46,055	*
James R. Quandt(12)	79,900	36,547	116,447	*
Brian M. Regan(13)	7,225	28,457	35,682	*
Jennifer Schulz(14)	18,710	32,345	51,055	*
Mitchell Stern(15)	20,094	43,672	63,766	*
All current executive officers and directors (including nominees) as a group (13 persons)	1,453,987	1,501,661	2,955,648	11.5%

*                                         Represents beneficial ownership of less than 1%.

(1)                                 Represents shares which the person or group has a right to acquire within sixty (60) days of March 11, 2019, upon the exercise of options or the vesting of RSUs. Does not include RSUs that vest more than sixty (60) days after March 11, 2019.

(2)                                 Based upon a Schedule 13G filed with the SEC on February 13, 2012 by Oak Investment Partners XI, Limited Partnership, Oak Associates XI, LLC, Oak Investment Partners XII, Limited Partnership, Oak Associates XII, LLC and Oak Management Corporation (“Oak Management”). Includes (i) 2,948,287 shares held by Oak Investment Partners XI, Limited Partnership (“Oak XI”) and (ii) 1,538,775 shares held by Oak Investment Partners XII, Limited Partnership (“Oak XII”). Oak XI has sole voting and dispositive power over the shares it holds and Oak XII has sole voting and dispositive power over the shares it holds. Oak Associates XI, LLC is the general partner of Oak XI and may be deemed to share voting and dispositive power over the shares held by Oak XI. Oak Associates XII, LLC is the general partner of Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XII. Oak Management is the manager of Oak XI and Oak XII and may be deemed to share voting and dispositive power over the shares held by Oak XI and Oak XII. Fredric W. Harman, one of our directors, is a Managing Member of Oak Associates XI, LLC and Oak Associates XII, LLC, as described below in footnote (10). The address of each of the entities listed is c/o Oak Management Corporation, 525 University Avenue, Suite 1300, Palo Alto, CA 94301.

(3)                                 Based upon a Schedule 13G/A filed with the SEC on January 21, 2015 by Spectrum Equity Investors V, L.P. (“SEI V”), Spectrum Equity Associates V, L.P. (“SEA V”), SEA V Management, LLC (“SEA V Management”) and Spectrum V Investment Managers’ Fund, L.P. (“IMF V” and together with SEI V, SEA V and SEA V Management, the “Spectrum Funds”). Includes (i) 2,756,688 shares held by SEI V and (ii) 13,852 shares held by IMF V. SEA V is the sole general partner of SEI V. SEA V Management is the sole general partner of SEA V and the sole general partner of IMF V. Victor E. Parker, one of our directors, is one of the non-controlling managing directors of SEA V Management, as described below in footnote (13). By virtue of their relationship as affiliated entities, whose controlling entities have overlapping individual controlling persons, each of the Spectrum Funds may be deemed to share the power to direct the disposition and vote of the 2,770,540 aggregate shares held by the Spectrum Funds. Each of the Spectrum Funds and each of the managing directors of SEA V Management (described below in footnote (12)) disclaim any beneficial ownership of the shares held by the Spectrum Funds, except for any shares held of record and except to the extent of any individual pecuniary interest therein. The principal business address of each of the Spectrum Funds is Spectrum Equity Management, 140 New Montgomery, 20th Floor, San Francisco, CA 94105.

(4)                                 Based upon a Schedule 13D/A filed with the SEC on March 13, 2019 by John H. Lewis, Osmium Partners, Osmium Capital, LP (the “Fund”), Osmium Capital II, LP (“Fund II”), Osmium Spartan, LP (“Fund III”) and Osmium Diamond, LP (“Fund IV” and collectively with the Fund, Fund II and Fund III, the “Osmium Funds”). Includes (i) 557,412 shares held by the Fund, (ii) 225,168 shares held by Fund II, (iii) 206,497 shares held by Fund III and (iv) 267,018 shares held by Fund IV. In addition, the Osmium Funds collectively hold call options to purchase approximately 711,700 shares of our common stock. Mr. Lewis and Osmium Partners may be deemed to share voting and dispositive power with the Osmium Funds with respect to the shares held by each Osmium Fund. Mr. Lewis, Osmium Partners and each Osmium Fund disclaim beneficial ownership with respect to any shares other than the shares each Osmium Fund owns directly. The principal business address of Mr. Lewis, Osmium Partners and each of the Osmium Funds is 300 Drakes Landing Road, Suite 172, Greenbrae, CA 94904.

(5)                                 Shares of common stock owned consist of 314,243 shares held directly by Mr. Moriarty. The rights to acquire common stock includes 1,063,123 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019 and 22,222 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(6)                                 Shares of common stock owned consist of 32,930 shares held directly by Mr. Reigersman. The rights to acquire common stock includes 7,292 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(7)                                 Shares of common stock owned consist of 124,602 shares held directly by Mr. Pike. The rights to acquire common stock includes 203,437 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019 and 7,221 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(8)                                 The rights to acquire common stock includes 25,000 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(9)                                 Shares of common stock owned consist of 42,574 held directly by Mr. Camp Sanders as of March 11, 2019.

(10)                          Includes (i) 793,190 shares held by Generation Capital Partners II LP (“GCP”) and (ii) 6,809 shares held by Generation Members’ Fund II LP (“GMF,” and together with GCP, the “Generation Funds”). Mr. Hawkins is Managing Partner and co-founder of Generation Partners and has shared power to vote and dispose of the shares held by the Generation Funds. These shares may be deemed to be beneficially owned by Mr. Hawkins and the Generation Funds. Mr. Hawkins disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address for Mr. Hawkins is One Maritime Plaza, Suite 1555, San Francisco, CA 94111 and the address for the Generation Funds is One Greenwich Office Park, Greenwich, CT 06831.

(11)                          Shares of common stock owned consist of 13,710 held directly by Mr. Pleasants. The rights acquire common stock includes 31,198 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019 and 1,147 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(12)                          Shares of common stock owned consist of 79,900 shares held directly by Mr. Quandt. The rights to acquire common stock includes 35,329 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019, and 1,218 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(13)                          Shares of common stock owned consist of 7,225 shares held directly by Mr. Regan, which reflects a decrease from the number of shares reported on Mr. Regan’s last ownership report on Form 4.  Since Mr. Regan’s last ownership report on Form 4, 7,226 shares were transferred pursuant to a divorce order and are no longer beneficially owned by Mr. Regan. The rights to acquire common stock includes 28,457 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019. Although Mr. Regan is currently Managing Director and Chief Financial Officer of Spectrum Equity Management, he is not affiliated with any of the Spectrum Funds and does not have any beneficial interest (direct or indirect) in any of the shares held by the Spectrum Funds.

(14)                          Shares of common stock owned consist of 18,710 held directly by Ms. Schulz as a result of the vesting of previously granted RSUs, plus an additional 5,000 shares held by Ms. Schulz which were acquired via open market purchases prior to Ms. Schulz joining the Board. The rights acquire common stock includes 31,198 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2018, and 1,147 shares subject to RSUs that will vest within 60 days of March 11, 2019.

(15)                          Shares of common stock owned consist of 20,094 shares held directly by Mr. Stern. The rights to acquire common stock include 43,672 shares subject to stock options that are exercisable or will become exercisable within 60 days of March 11, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Related Party Transactions

Our Board has adopted a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of transactions between the Company and its directors, director nominees, executive officers, beneficial holders of more than 5% of our common stock and their respective immediate family members. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. While the policy covers any related party transaction in which the amount involved exceeds $100,000, only related party transactions in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years are required to be disclosed in applicable filings as required by the Securities Act, Exchange Act and related rules. Our Board has set the lower $100,000 threshold for approval of related party transactions because we believe it is important and appropriate for our audit committee to review transactions or potential transactions in which the amount involved exceeds $100,000.

Pursuant to our related party transaction policy, our audit committee will (i) review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and (ii) take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics. Management will present to our audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and will update the audit committee as to any material changes to any related party transaction. Related party transactions may only be consummated if our audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our audit committee under the policy. These pre-approved transactions include: (i) certain compensation arrangements; (ii) transactions in the ordinary course of business where the related party’s interest arises only from (a) his or her position as a director of another entity that is party to the transaction, (b) an equity interest of less than 5% in another entity that is party to the transaction, or (c) a limited partnership interest of less than 5%, subject to certain limitations; and (iii) transactions in the ordinary course of business where the interest of the related party arises solely from the ownership of a class of equity securities in our Company that provides all holders of such class of equity securities with the same benefit on a pro rata basis. No director may participate in the approval of a related party transaction for which he or she is a related party.

Related Party Transactions

Described below are related party transactions to which we were a party during our last fiscal year, or to which we will be a party, in which the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years.

Indemnification Agreements.  We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://ir.leafgroup.com/corporate-governance/corporate-governance-overview/default.aspx. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Leaf Group’s audited financial statements as of and for the year ended December 31, 2018.

The audit committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2018, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us. Finally, the audit committee discussed with Deloitte & Touche LLP, with and without management present, the scope and results of Deloitte & Touche LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee of the Board

Mitchell Stern—Chairperson

Jennifer Schulz

James R. Quandt

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file required ownership reports by these dates.

Based solely on a review of copies of such forms that we received from such persons with respect to their transactions in fiscal 2018, and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the Section 16(a) reporting requirements, with the following exceptions: Sean Moriarty inadvertently failed to file on a timely basis a Form 4 with respect to the grant to him of 200,000 RSUs on March 2, 2018, a Form 4 with respect to the grant to him of 2,890 RSUs on April 10, 2018, and a Form 4 with respect to the grant to him of 6,198 RSUs on August 5, 2018; Brian Pike inadvertently failed to file on a timely basis a Form 4 with respect to the grant to him of 65,000 RSUs on March 2, 2018; and Wendy Voong inadvertently failed to file on a timely basis a Form 4 with respect to the grant to her of 25,000 RSUs on March 2, 2018.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8.  Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2020 proxy statement, your proposal must be received by us no later than [•], and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws.  Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2020 annual stockholder meeting, without such nomination or business being included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than [•] and no later than [•]; provided that if the date of the annual meeting is earlier than [•] or later than [•],  you must give notice not earlier than the 120th day prior to the annual meeting and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made (such notice within such time periods, “Timely Notice”). In addition, with respect to nominations for directors, if the number of directors to be elected at the 2020 annual meeting is increased after [•],  and there is no public announcement by us naming all of the nominees for director by [•],  notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to us by the close of business on the 10th day following the day on which we first make such public announcement.

The nominating and corporate governance committee of the Board will consider suggestions from stockholders for potential director nominees to be presented at the 2020 annual meeting. The person recommending the nominee must be a stockholder entitled to vote at the 2020 annual meeting, and the recommendation must be made pursuant to Timely Notice. The nominating and corporate governance committee will consider nominees suggested by stockholders on the same terms as nominees selected by the nominating and corporate governance committee. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Corporate Secretary at our principal executive offices, 1655 26th Street, Santa Monica, California 90404, to deliver the notices discussed above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404, or contact Investor Relations by telephone at (310) 656-6346.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the sections of this proxy statement titled “Audit Committee Report” and “Compensation Committee Report” will not be incorporated by reference into any of those prior filings, nor will such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

Availability of Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC (exclusive of exhibits and documents incorporated by reference) may be obtained for free by directing written requests to our Corporate Secretary, Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the Internet at the SEC’s website, http://www.sec.gov.

Other Matters

Other than the intention of Osmium Partners to nominate individuals for election to the Board, the Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment, and the proxy includes discretionary authority to do so.

BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California
[•], 2019

ANNEX A

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS

IN LEAF GROUP LTD.’S SOLICITATION OF PROXIES

The following sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and executive officers of Leaf Group Ltd. who, under SEC rules, may be deemed to be “participants” in our solicitation of proxies from our stockholders in connection with the 2019 annual meeting of stockholders.

Directors and Nominees

The following table sets forth the names and business addresses of our current directors and nominees. The principal occupation or employment of each non-employee director or nominee who may be deemed to be a participant is set forth in the section of this proxy statement entitled “Information Regarding the Board of Directors and Director Nominees”.

Name	Business Address
Sean Moriarty	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
James R. Quandt	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
John A. Hawkins	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
John Pleasants	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
Brian Regan	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
Jennifer Schulz	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
Mitchell Stern	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
Beverly K. Carmichael	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404
Deborah A. Benton	Leaf Group Ltd. 1655 26th Street Santa Monica, California 90404

Executive Officers and Other Employees

The principal occupations of our executive officers and other employees who may be deemed “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with our company and the business address is Leaf Group Ltd., 1655 26th Street, Santa Monica, California 90404.

Name	Position
Sean Moriarty	Chief Executive Officer
Jantoon Reigersman	Chief Financial Officer
Brian Pike	Chief Operating Officer and Chief Technology Officer
Adam Wergeles	Executive Vice President, General Counsel

Information Regarding Ownership of Company Securities by Participants

Except as described in this Annex A, or as otherwise indicated in the “Security Ownership of Certain Beneficial Owners” section of this proxy statement, none of the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees” beneficially owns any of our securities of record. The number of shares of our common stock held by directors, nominees and the named executive officers as of March 11, 2019, is set forth in the “Security Ownership of Directors, Executive Officers and Certain Beneficial Owners” section of this proxy statement.

Information Regarding Transactions in Our Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of our common stock by the persons listed above under “Directors and Nominees” and “Executive Officers and Other Employees”. Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Purchase/(Sale) of Common Stock (number of shares)	Transaction Type
Sean Moriarty	03/01/2019	(29,297)	(3)
	02/24/2019	200,000	(4)
	02/20/2019	(4,000)	(1)
	02/01/2019	(1,886)	(3)
	01/22/2019	(4,000)	(1)
	01/05/2019	(5,020)	(3)
	01/01/2019	(2,272)	(3)
	12/10/2018	(7,459)	(1)
	12/11/2018	(7,946)	(1)
	12/12/2018	(1)	(1)
	12/05/2018	(6,198)	(3)
	12/01/2018	(8,953)	(3)
	11/12/2018	(9,102)	(1)
	11/05/2018	(6,198)	(3)
	11/01/2018	(2,755)	(3)
	10/10/2018	(9,102)	(1)
	10/05/2018	(6,198)	(3)
	10/01/2018	(2,755)	(3)
	09/14/2018	(812)	(1)
	09/11/2018	(5,103)	(1)
	09/12/2018	(4,000)	(1)
	09/13/2018	(5,490)	(1)
	09/01/2018	(8,953)	(3)
	09/05/2018	(6,198)	(3)
	08/10/2018	(6,602)	(1)
	08/13/2018	(2,501)	(1)
	08/05/2018	(6,198)	(3)
	08/01/2018	(2,755)	(3)
	07/10/2018	(1,400)	(1)
	07/11/2018	(3,406)	(1)
	07/12/2018	(4,297)	(1)
	07/05/2018	(6,198)	(3)
	07/01/2018	(2,755)	(3)
	06/11/2018	(3,900)	(1)
	06/12/2018	(2,200)	(1)
	06/12/2018	(1,501)	(1)
	06/12/2018	(2,200)	(1)
	06/13/2018	(5,604)	(1)
	06/05/2018	(6,198)	(3)
	06/01/2018	(8,953)	(3)
	05/10/2018	(9,103)	(1)
	05/05/2018	(6,198)	(3)

	05/01/2018	(2,755)	(3)
	04/11/2018	(3,340)	(1)
	04/12/2018	(1,000)	(1)
	04/13/2018	(1,872)	(1)
	04/10/2018	(2,890)	(1)
	04/05/2018	(6,198)	(3)
	04/01/2018	(2,755)	(3)
	03/02/2018	200,000	(4)
	03/05/2018	(4,323)	(3)
	03/06/2018	(2,593)	(1)
	03/01/2018	(27,375)	(3)
	03/02/2018	(16,414)	(1)
	02/05/2018	(4,308)	(3)
	02/06/2018	(2,591)	(1)
	01/05/2018	(7,115)	(3)
	01/08/2018	(3,453)	(1)
	12/05/2017	(8,697)	(3)
	12/01/2017	(6,523)	(3)
	11/05/2017	(8,697)	(3)
	10/05/2017	(8,697)	(3)
	09/06/2017	(1,731)	(1)
	09/05/2017	(8,697)	(3)
	09/05/2017	(1,298)	(1)
	09/01/2017	(6,523)	(3)
	08/17/2017	(50,250)	(5)
	08/16/2017	(16,750)	(5)
	08/07/2017	(1,729)	(1)
	08/05/2017	(8,697)	(3)
	07/06/2017	(1,729)	(1)
	07/05/2017	(8,697)	(3)
	06/05/2017	(8,697)	(3)
	06/01/2017	(6,523)	(3)
	05/05/2017	(8,697)	(3)
	04/05/2017	(8,697)	(3)
James R. Quandt	03/07/2019	10,000	(6)
	01/02/2019	7,092	(4)
	06/12/2018	3,731	(4)
	06/12/2018	8,222	(2)
	01/31/2018	5,051	(4)
	05/17/2017	4,747	(4)
	05/17/2017	9,360	(2)
John Pleasants	06/12/2018	3,731	(4)
	06/12/2018	8,222	(2)
	05/17/2017	4,747	(4)
	05/17/2017	9,360	(2)
Jennifer Schulz	06/12/2018	3,731	(4)
	06/12/2018	8,222	(2)
	05/17/2017	4,747	(4)
	05/17/2017	9,360	(2)
Mitchell Stern	06/12/2018	3,731	(4)
	06/12/2018	8,222	(2)
	05/17/2017	4,747	(4)
	05/17/2017	9,360	(2)
Beverly K. Carmichael	07/25/2018	6,522	(4)
	07/25/2018	14,468	(2)
Deborah A. Benton	01/29/2019	9,987	(4)

	01/29/2019	22,228	(2)
Jantoon Reigersman	02/24/2019	90,000	(4)
	02/24/2019	(1,491)	(3)
	01/15/2019	(1,491)	(3)
	12/15/2018	(15,129)	(3)
	02/13/2018	175,000	(4)
Brian Pike	03/01/2019	(9,848)	(3)
	02/24/2019	84,000	(4)
	02/01/2019	(739)	(3)
	01/01/2019	(738)	(3)
	12/01/2018	(2,066)	(3)
	11/01/2018	(1,706)	(3)
	10/01/2018	(625)	(3)
	09/01/2018	(2,066)	(3)
	08/01/2018	(1,706)	(3)
	07/01/2018	(625)	(3)
	06/01/2018	(2,066)	(3)
	05/15/2018	(2,162)	(3)
	05/01/2018	(1,706)	(3)
	04/01/2018	(625)	(3)
	03/02/2018	65,000	(4)
	03/01/2018	(9,195)	(3)
	02/01/2018	(1,278)	(3)
	12/01/2017	(1,566)	(3)
	11/01/2017	(1,175)	(3)
	09/01/2017	(1,566)	(3)
	08/01/2017	(1,175)	(3)
	06/01/2017	(1,566)	(3)
	05/15/2017	(2,349)	(3)
	05/01/2017	(1,175)	(3)
Adam Wergeles	02/24/2019	60,000	(4)
	05/02/2018	100,000	(4)

(1)         Disposed – Open Market Sale Pursuant to Rule 10b5-1 Plan

(2)         Acquired – Stock Option Grants

(3)         Disposed – Shares withheld to satisfy tax withholding obligations in connection with the vesting of Restricted Stock Unit Awards

(4)         Acquired – Restricted Stock Unit Grants

(5)         Disposed – Open Market

(6)         Acquired – Open Market

Miscellaneous Information Regarding Participants

Except as described in this Annex A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in this Annex A or otherwise disclosed in this proxy statement, no such person or any of his or her associates is either a party to any transaction or series of similar transactions in the last fiscal year, or any currently proposed transaction or series of similar transactions (1) to which the Company or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $120,000 and (3) in which such person or associate had or will have a direct or indirect material interest.

Except as described in this Annex A or otherwise disclosed in this proxy statement, no person listed above under “Directors and Nominees” and “Executive Officers and Other Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (1) any future employment with the Company or its affiliates, or (2) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Annex A or otherwise disclosed in this proxy statement, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or otherwise disclosed in this proxy statement, no persons listed under “Directors and Nominees” and “Executive Officers and Other Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2019 annual meeting of stockholders (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interests).

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 PRELIMINARY - SUBJECT TO COMPLETION 2019 Annual Meeting of Stockholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEAF GROUP LTD. The undersigned hereby appoints Sean Moriarty, Jantoon Reigersman, and Adam Wergeles, or any of them, each with full power of substitution, as proxies for the undersigned to represent the undersigned and act and vote all shares of common stock of which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at [•], at [•] on [•], 2019, and any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given. When properly executed, this proxy will be voted in the manner directed herein. On matters for which you do not specify a choice, the shares will be voted in accordance with the recommendation of the Board of Directors; therefore, if no direction is made, this proxy will be voted FOR all of Leaf Group Ltd. director nominees in Item 1 and FOR Items 2 and 3. The undersigned acknowledges receipt with this WHITE proxy of a copy of the Notice of 2019 Annual Meeting of Stockholders and the Proxy Statement of Leaf Group Ltd. YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY (continued and to be signed on the reverse side) W H I T E P R O X Y

YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of Leaf Group Ltd. common stock for the upcoming 2019 Annual Meeting of Stockholders. YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/leaf (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at 1-888-216-1302 on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9092.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER Vote by Mail Please complete, sign, date and return the WHITE proxy card in the envelope provided to: Leaf Group Ltd., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES IN ITEM 1 AND FOR ITEMS 2 AND 3. 1. Election of 3 directors (Sean Moriarty, James Quandt, and Beverly Carmichael), nominated by the Board of Directors, for a three-year term expiring at the 2022 Annual Meeting: Nominees: (01) Sean Moriarty; (02) James Quandt; and (03) Beverly Carmichael The Board recommends a vote FOR all nominees in this proposal 1. 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board recommends a vote FOR this proposal number 2. FORAGAINST ABSTAIN 3. Advisory vote to approve executive compensation. The Board recommends a vote FOR this proposal number 3. FOR AGAINST ABSTAIN WITHHOLD ALL FOR ALL EXCEPT FOR ALL (INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name(s) of the nominee(s) for which you would like to withhold authority in the space provided below) Please sign and date this WHITE proxy card below. Date: , 2019 Signature Signature Title(s) NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person. X You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.